As filed with the Securities and Exchange Commission on July 8, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

57TH STREET GENERAL ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-1215274 (I.R.S. Employer Identification Number)
110 West 40th Street, Suite 2100
New York, New York 10018
(212) 221-7105
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jason Bauer, President and Chief Executive Officer
57th Street General Acquisition Corp.
110 West 40th Street, Suite 2100
New York, New York 10018
(212) 221-7105
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Douglas S. Ellenoff, Esq.
Kathleen L. Cerveny, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
(212) 370-1300
(212) 370-7889 (fax)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share(2)	Offering Price(2)	Fee
Shares of Common Stock, $0.0001 par value(3)	641,394	$13.15	$8,434,331	$979.23
Shares of Common Stock underlying the Warrants included in the Units	5,456,300	—	—	(4)
Total	6,097,694		$8,434,331	$979.23

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the registrant’s common stock as reported on the NASDAQ Capital Market on July 1, 2011.

(3)	Represents shares of common stock being registered for resale that were issued by the registrant to the selling stockholder pursuant to the selling stockholder’s exchange of securities previously issued in connection with the registrant’s recently consummated business combination.

(4)	All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original Registration Statement (File No. 333-163134) for the initial public offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Form S-3 relates to the offering and sale of (i) 5,456,300 shares of common stock issuable upon the exercise of warrants and (ii) 641,394 shares of common stock issued by us to a selling stockholder. The 5,456,300 shares of common stock issuable upon exercise of warrants were originally registered by us in our initial public offering pursuant to a Registration Statement on Form S-1 (No. 333-163134), which became effective on or about May 19, 2010. The 641,394 shares of common stock held by the selling stockholder were issued in connection with the exchange of 641,394 New Crumbs Class B Exchangeable Units (each unit exchangeable into one share of common stock), which were issued in connection with a merger between our wholly owned subsidiary and Crumbs Holdings LLC. All filing fees payable in connection with the registration of the 5,456,300 shares of common stock issuable upon exercise of the warrants were previously paid in connection with the filing of the original registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2011

57th Street General Acquisition Corp.

6,097,694 Shares of Common Stock

This prospectus relates to 6,097,694 shares of our common stock, par value $0.0001 per share, 5,456,300 of which are issuable upon the exercise of warrants originally issued in our initial public offering, and 641,394 of which were issued upon the exchange of 641,394 New Crumbs Class B Exchangeable Units previously issued to our selling stockholder in connection with our recent business combination. The selling stockholder will determine when it will sell its shares. We will not receive any proceeds from the sale of shares by our selling stockholder.

In order to obtain the shares underlying the warrants, the holders of the warrants must pay an exercise price of $11.50 per share. In this case, we will receive proceeds from the exercise of the warrants, but not from the sale of the underlying common stock. Alternatively, we may call the warrants for redemption at $0.01 per warrant if the last sale price of the common stock equals or exceeds $17.50 per share, for any 20 trading days within a 30 trading day period. If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In that case, such holder would receive common stock in exchange for warrants.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” commencing on page 4.

Our common stock, warrants and units are listed on the Nasdaq Capital Market under the symbols “CRMB”, “CRMBW” and “CRMBU”, respectively. On July 6, 2011 the last reported sales price of our common stock, warrants and units were $13.00, $2.60 and $14.20, respectively.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed on Form S-3 with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our common stock and warrants, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, we use the terms “57th Street,” “our company,” “we,” “us,” “our,” and similar references to refer to 57th Street General Acquisition Corp. and its subsidiaries.

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PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

OUR BUSINESS

We were incorporated in Delaware on October 29, 2009 as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets.

We entered into a Business Combination Agreement dated as of January 9, 2011 and amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (as amended, from time-to-time, the “Business Combination Agreement”), by and among 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (“Crumbs”), the members of Crumbs immediately prior to the consummation of the Merger (the “Members”) and the representatives of the Members and Crumbs pursuant to which, subject to the terms and conditions contained therein, Merger Sub was merged with and into Crumbs with Crumbs surviving the merger as a non-wholly owned subsidiary of 57th Street (the “Merger”). The entity surviving the Merger kept the Crumbs Holdings LLC name, however references herein to the Members of Crumbs refer only to the members of Crumbs Holdings LLC immediately prior to the consummation of the Merger, and therefore exclude the members of Merger Sub. The transactions contemplated by the consummation of the Merger and Business Combination Agreement are referred to herein collectively as the “Transaction”.

Pursuant to the Business Combination Agreement, on February 22, 2011, we commenced a tender offer, as amended from time to time, to ultimately purchase up to 1,803,607 shares of our issued and outstanding common stock for $9.98 per share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as supplemented by the Schedule TO, and the Third Amended and Restated Letter of Transmittal (which together, as amended or supplemented from time to time, constituted the “Offer”). The Offer expired at 5:00 p.m. Eastern time, on May 4, 2011. We promptly purchased all 1,594,584 shares of our common stock validly tendered and not withdrawn, for an aggregate purchase price of $15,464,848.

Upon consummation of the Merger, the Members of Crumbs received consideration in the form of newly issued securities and approximately $22,080,060 in cash. The securities consisted of (i) 4,541,394 New Crumbs Class B Exchangeable Units (the aggregate of which is exchangeable for 4,541,394 shares of our common stock, and 641,394 of which New Crumbs Class B Exchangeable Units have been exchanged for shares of our common stock and are being sold by our selling stockholder pursuant to this prospectus), issued by Crumbs and (ii) 454,139.4 shares of Series A Voting Preferred Stock (each such share entitling its holder the right to vote 10 votes per share in all matters for which the holders of common stock are entitled to vote), issued by us (64,139.4 of which have been surrendered and cancelled by us upon the exchange of 641,394 New Crumbs Class B Exchangeable Units for the 641,394 shares of common stock issued to our selling stockholder and covered by this prospectus). In addition, Crumbs, as the entity surviving the Merger, received as a capital contribution from us, the sum of $13,724,513.92 (not including refunds receivable after the closing of the Merger) after giving effect to the retention of $53,156.01 by 57th Street for future public company expenses and the payment of $148,752.72 for 57th Street’s then outstanding franchise taxes.

We, through Crumbs and its wholly-owned subsidiaries, offer a wide variety of cupcakes, cakes, pies, cookies and other baked treats. Cupcake sales comprised approximately 77%, 79% and 78% of Crumbs’ gross operating revenue for the years ended December 31, 2010, December 31, 2009, and December 31, 2008, respectively. Crumbs believes that its baked goods appeal to a wide demographic of customers who span every socio-economic class. Crumbs operates in urban, suburban, commercial, and residential markets. More recently, it has expanded into transportation hubs, such as Union Station in Washington, D.C. and the Continental Airlines Terminal at Newark Liberty International Airport in Newark, New Jersey.

As of June 30, 2011, there were 35 Crumbs retail stores across six states and Washington, D.C., including 15 locations in New York City. Crumbs’ sales are primarily conducted through its retail locations in New York, California, Illinois, Connecticut, New Jersey, Virginia and Washington, D.C. However, a small percentage of baked goods sales are from Crumbs’ wholesale distribution business and catering sales to several New York metropolitan area vendors. Crumbs’ e-commerce division at http://www.crumbs.com, which allows cupcakes to be shipped nationwide, is expanding. Crumbs has followed and intends to continue to follow a strategy of expanding its store locations in existing markets and opening stores in select new markets, with a goal of operating approximately 200 Crumbs stores in the United States by the end of 2014.

The Offer

This prospectus covers 6,097,694 shares of our common stock, par value $0.0001 per share, comprised of (i) 5,456,300 shares of common stock underlying our 5,456,300 outstanding warrants and (ii) 641,394 shares of common stock held by our selling stockholder. The warrants have an exercise price of $11.50 per share, and expire on May 5, 2016 (five years from the date of our business combination), unless redeemed earlier.

Company Information

Our principal executive offices are located at 110 West 40th St., Suite 2100, New York, NY 10018, and our telephone number is (212) 221-7105. Our administrative offices are located at 145 Main Street, Preston, Maryland and our telephone number is (410) 673-1220. Our website address is www.crumbs.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Securities Offered:	6,097,694 shares of common stock, par value $0.0001 per share, comprised of (i) 5,456,300 shares of common stock underlying 5,456,300 outstanding warrants and (ii) 641,394 shares of common stock held by our selling stockholder. The warrants expire on May 5, 2016 (five years from the date of our business combination), or earlier upon redemption or liquidation.
Number of shares of common stock outstanding before this offering(1):	5,505,885
Number of shares of common stock outstanding after this offering (1) :	10,962,185
Number of warrants outstanding before this offering(2):	5,456,300
Number of warrants outstanding after this offering(2):	0

Use of proceeds:	Assuming the exercise of the warrants, we may receive gross proceeds of approximately $62.7 million. Alternatively, if we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” Consequently, such holder would receive common stock in exchange for warrants. In addition, our unit purchase option may be exercised on a “cashless basis.” We intend to use any proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. We will not receive any proceeds from the sale of any of the shares of common stock by the holders thereof.
Risk factors:	You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus, and in particular, you should evaluate the specific risks set forth under “Risk Factors,” beginning on page 4.
NASDAQ Capital Market symbols:
Common Stock	CRMB
Warrants	CRMBW
Units	CRMBU

(1)	Does not reflect the issuance of up to 4,400,000 shares of common stock in exchange for up to 4,400,000 New Crumbs Class B Exchangeable Units which may be earned by the Members if certain financial and stock price targets are met (aggregate per target, first target: 1,466,667, second target: 1,466,667, third target 1,466,666). If such financial and stock price targets are not met (or partially met) at the end of the contingency consideration period, such unearned shares will not be issued. Also does not give effect to the issuance of any of the 338,295 shares of common stock reserved for issuance pursuant to our Equity Incentive Plan.

(2)	Assumes all public warrants are exercised.

RISK FACTORS

Risks Related to Crumbs’ Business and Industry

An investment in our common stock involves risk.  You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

If Crumbs is unable to achieve its rapid growth strategy, its business could be materially adversely affected.

Crumbs’ growth strategy depends on its ability to open new stores on a timely and profitable basis. Crumbs has experienced delays in store openings from time to time. Crumbs may experience delays in the future, and Crumbs cannot assure you that it will be able to achieve its expansion goals. Any inability to implement Crumbs’ growth strategy could materially adversely affect its business, financial condition, operating results or cash flows. Crumbs’ ability to expand successfully will depend on a number of factors, some of which are beyond its control, including:

•	identification and availability of suitable store sites;

•	competition for prime real estate sites;

•	negotiation of favorable leases;

•	management of construction and development costs of new stores;

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel;

•	the availability of, and Crumbs’ ability to obtain, adequate suppliers of ingredients that meet its quality standards;

•	the impact of inclement weather, natural disasters and other calamities;

•	competition in new and existing markets; and

•	general economic conditions.

Any inability to manage Crumbs’ growth effectively could materially adversely affect its operating results and cause its future results to be unpredictable.

Crumbs has grown significantly since its inception and intends to continue its expansion. Crumbs’ existing store management systems, financial and management controls and information systems may not be adequate to support its planned expansion. Crumbs’ ability to manage its growth effectively will require it to continue to enhance these systems, procedures and controls and to locate, hire, train and retain operating personnel.

Additionally, Crumbs’ growth strategy and the substantial investment associated with the development of each new store may cause Crumbs’ operating results to fluctuate and be unpredictable or adversely affect its profits. Crumbs cannot assure you that it will be able to respond on a timely basis to all of the changing demands that its planned expansion will impose on management and on its existing infrastructure. If Crumbs is unable to manage its growth effectively, its business and operating results could be materially adversely impacted and its future results will be unpredictable.

Crumbs’ expansion into new markets may present increased risks due to its unfamiliarity with those areas.

Some of Crumbs’ new stores are planned for markets where it has little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than its existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and Crumbs may need to build brand awareness in such market through greater investments in advertising and promotional activity than it originally planned. Crumbs may find it more difficult in new markets to hire, motivate and keep qualified employees who can project its vision. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, Crumbs may have difficulty in finding reliable commercial bakers, suppliers or distributors that can provide it, either initially or over time, with adequate supplies of ingredients meeting its quality standards. Revenue at stores opened in new markets may not reach expected revenue and profit levels, negatively impacting overall profitability.

You should not rely on average store sales experienced by Crumbs in the past because they may not be indicative of future results.

Crumbs’ average store sales may not continue at the rates achieved over the past several years. A number of factors have historically affected, and may affect Crumbs’ average store sales in the future, including:

•	introduction of new menu items;

•	initial sales performance by new stores;

•	competition;

•	consumer trends;

•	Crumbs’ ability to execute its business strategy effectively; and

•	general regional and national economic conditions.

Changes in Crumbs’ average store sales or Crumbs’ inability to increase its average unit sales could cause its operating results to vary adversely from expectations, which could adversely affect its results of operations. Changes in Crumbs’ average sales results may not meet the expectations of analysts or investors which could cause the price of the Company’s common stock to fluctuate.

Crumbs has a limited operating history and Crumbs may be unable to achieve and sustain profitability.

The first Crumbs store was opened in 2003. As of June 30, 2011, Crumbs was operating 35 stores, ten of which have been open for less than one year. Accordingly, you have limited information with which to evaluate Crumbs’ business and prospects. As a result, forecasts of Crumbs’ future revenues, expenses and operating results may not be as accurate as they would be if Crumbs had a longer history of operations. Crumbs intends to continue to expend significant financial and management resources on the development of additional stores. Crumbs cannot predict whether it will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future.

Crumbs’ revenue and profit growth could be adversely affected if comparable store revenue is less than expected.

While future revenue growth will depend substantially on Crumbs’ plans for new store openings, the level of comparable store revenue will also affect its revenue growth and will continue to be an important factor affecting profit growth. This is because the profit margin on comparable store revenue is generally higher than the profit margin on new store openings, as comparable store revenue enable fixed costs to be spread over a higher revenue base. Crumbs may not achieve comparable store revenue growth or that the change in comparable store revenue could be negative. If this were to happen, revenue and profit growth would be adversely affected.

Crumbs’ store expansion strategy includes further penetration of existing markets. This strategy can cause sales in some of Crumbs’ existing stores to decline, which could result in store closures.

In accordance with Crumbs’ expansion strategy, Crumbs intends to open new stores, including in Crumbs’ existing markets. Since Crumbs’ customers typically represent customers from a relatively small radius around each of its stores, the sales performance and customer counts for stores near the area in which a new store opens may decline due to cannibalization, or competition between its closely-situated stores, which could result in store closures.

Crumbs’ stores are currently concentrated in the Northeast and the West Coast regions of the United States, particularly in the New York City area and the Los Angeles area. Accordingly, Crumbs is highly vulnerable to negative occurrences in these regions.

As of June 30, 2011, Crumbs operated 25 stores in the Northeast, of which 15 are located in New York City, and six stores in California, all of which are located in or around the Los Angeles area. As a result, Crumbs is particularly susceptible to adverse trends and economic conditions in these areas. In addition, given Crumbs’ geographic concentration, negative publicity regarding any of its stores could have a material adverse effect on its business and operations, as could other regional factors impacting the local economies in these markets.

Crumbs is subject to all of the risks associated with leasing space subject to long-term non-cancelable leases and with respect to the real property that it may own in the future.

Crumbs competes for real estate and Crumbs’ inability to secure real estate in desirable locations or on favorable lease terms could impact Crumbs’ ability to grow. Crumbs’ leases generally have initial terms of between 10 and 15 years, and generally can be extended in up to five-year increments (at increased rates) if at all. Additionally, in certain instances, there may be change in control provisions in the lease which put Crumbs in a competitive disadvantage when negotiating extensions or which require Crumbs to get landlord consent for certain transactions. All of its leases require a fixed annual rent, although some require the payment of additional rent if store revenue exceeds a negotiated amount. Crumbs’ leases include “net” leases, which require it to pay all of the cost of insurance, taxes, maintenance and utilities. Crumbs generally cannot cancel these leases. Additional sites that Crumbs may lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future store is not profitable, and Crumbs decides to close a particular store, it may nonetheless be committed to perform its obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of its leases expires, Crumbs may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause it to close stores in desirable locations. Current locations of Crumbs’ stores may become unattractive as demographic patterns change.

Crumbs may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As Crumbs expands its operations, it may have to seek new commercial bakers, suppliers and service providers or enter into new arrangements with existing ones, and it may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those it currently enjoys, which could harm its business and operating results. However, because Crumbs currently has not begun to negotiate new or amended contracts with suppliers and service providers, it cannot now quantify with any certainty potential increases in its expenses.

Crumbs may not be able to adequately protect its intellectual property, which could harm the value of its brand and adversely affect its business.

Crumbs’ intellectual property is material to the conduct of its business. Crumbs’ ability to implement its business plan successfully depends in part on its ability to build further brand recognition using its trademarks, service marks and other proprietary intellectual property, including its name and logos. Crumbs has registered its trademarks in the United States, the European Community and Japan; however, if Crumbs’ efforts to protect its intellectual property are inadequate, or if any third party misappropriates or infringes on its intellectual property, the value of its brands may be harmed, which could have a material adverse effect on its business and might prevent its brands from achieving or maintaining market acceptance. While Crumbs has not encountered claims from prior users of intellectual property relating to its bake shop operations in areas where it operates or intends to conduct operations, there can be no assurances that it will not encounter such claims. If so, this could harm Crumbs’ image, brand or competitive position and cause it to incur significant penalties and costs.

Disruptions in Crumbs’ supply chain and the inability to predict demand could adversely affect its profitability and operating results.

Crumbs depends on deliveries exclusively from its regional suppliers of baked goods and other products daily. Accordingly, Crumbs is particularly susceptible to supply volatility as a result of adverse weather and traffic conditions and potential mechanical issues related to the delivery trucks of Crumbs’ suppliers. Crumbs’ dependence on frequent deliveries to its stores by single regional distributors could cause shortages or supply interruptions that could adversely impact its operations. Additionally, because none of the Crumbs retail stores bake the baked goods they sell, each Crumbs store is required to estimate and order suitable inventory for each day. If stores are unable to accurately predict the demand, Crumbs’ profitability and operating results may be adversely effected. There are many factors which could cause shortages or interruptions in the supply of Crumbs’ products, including weather, unanticipated demand, labor, production or distribution problems, quality issues and cost, and the financial health of Crumbs’ suppliers, most of which are beyond Crumbs’ control, and which could have an adverse effect on Crumbs’ business and results of operations.

Crumbs’ results may fluctuate and could fall below expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in the Company’s stock price.

Crumbs’ quarterly and yearly results have varied in the past, and Crumbs believes that its quarterly operating results will vary in the future. Factors such as unseasonably cold or wet weather conditions, labor availability and wages of store management and employee, infrastructure costs, changes in consumer preferences and discretionary spending, general economic conditions, commodity, energy, insurance or other operating costs may cause Crumbs’ quarterly results to fluctuate. For this reason, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. You should not rely upon Crumbs’ historical quarterly operating results as indications of future performance.

Crumbs may need additional capital in the future and it may not be available on acceptable terms.

The development of Crumbs’ business may require significant additional capital in the future to, among other things, fund its operations, expand the range of services Crumbs offers and finance future acquisitions and investments. To meet its capital needs, Crumbs expects to rely on its cash flow from operations and cash generated from the Merger. There can be no assurance, however, that these sources of financing or alternative sources will be available on terms favorable to Crumbs, or at all. Crumbs’ ability to obtain additional financing will be subject to a number of factors, including market conditions, its operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions or additional financings unattractive to Crumbs. If Crumbs is unable to raise additional capital, its growth and its business could be impeded.

Crumbs’ success depends substantially upon the continued retention of certain key personnel.

Crumbs believes that its success has been dependent and continues to be dependent to a significant extent on the efforts and abilities of its senior management team. Certain members of its management team currently are employed on an “at-will” basis and may resign from employment at any time. In connection with the Transaction, Jason Bauer, Mia Bauer and John D. Ireland entered into employment agreements with 57th Street. Crumbs’ failure to retain any of these individuals could adversely affect its ability to build on the efforts they have undertaken with respect to the Crumbs business. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause the Company to have to expend time and resources in helping them become familiar with such laws.

Crumbs will incur increased costs as a result of being a subsidiary of a public company.

As a subsidiary of a public company, Crumbs will incur significant legal, accounting and other expenses that it did not incur as a private company. The U.S. Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related rules of the SEC, regulate corporate governance practices of public companies. Crumbs expects that compliance with these public company requirements will increase its costs and make some activities more time-consuming. For example, Crumbs will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, Crumbs will incur additional expenses associated with its SEC reporting requirements. A number of those requirements will require Crumbs to carry out activities it has not done previously. For example, in the future it is likely that under Section 404 of the Sarbanes-Oxley Act, Crumbs will need to document and test its internal control procedures, its management will need to assess and report on Crumbs’ internal control over financial reporting and its independent accountants will need to issue an opinion on that assessment and the effectiveness of those controls. Furthermore, if Crumbs identifies any issues in complying with those requirements (for example, if Crumbs or its accountants identified a material weakness or significant deficiency in Crumbs’ internal control over financial reporting), Crumbs could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Crumbs’ reputation or investor perceptions of Crumbs.

The terms of the director and officer liability insurance maintained by Crumbs may not be sufficient to attract and retain directors. As a result, it may be more difficult for Crumbs to attract and retain qualified persons to serve on its board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. Crumbs cannot predict or estimate the amount of additional costs Crumbs may incur or the timing of such costs.

Crumbs’ business is affected by changes in consumer preferences and discretionary spending.

Crumbs’ success depends, in part, upon the popularity of its food products and its ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from Crumbs’ stores or its menu items, Crumbs’ inability to develop new menu items that appeal to consumers, or changes in Crumbs’ menu that eliminate items popular with some consumers could harm its business. Also, Crumbs’ success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, Crumbs may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on Crumbs’ sales, results of operations, business and financial condition.

Crumbs’ success depends on its ability to compete with cupcake specific bakeries, traditional bakeries and other food service businesses.

The industry in which Crumbs operates is intensely competitive and Crumbs competes with many well-established traditional bakeries, cupcake-specific bakeries and other companies providing baked goods and coffee, on the basis of taste, quality and price of products offered, customer service, atmosphere, location, convenience and overall customer experience. Crumbs also competes with certain quick-services restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores that offer the same types of baked goods. Aggressive discounts by Crumbs’ competitors or the entrance of new competitors into Crumbs’ markets could reduce its sales and profit margins. Crumbs also competes with these competitors for desirable locations and some of its competitors may have capital resources greater than Crumbs’ as discussed below.

Many of Crumbs’ competitors or potential competitors have substantially greater financial and other resources than Crumbs does, which may allow them to react to changes in pricing, marketing and the bakery industry better than Crumbs can. As Crumbs’ competitors expand their operations, Crumbs expects competition to intensify. In addition, other new or established companies may develop baked goods stores that operate with concepts similar to Crumbs’, including the sale of gourmet cupcakes. Competition also could cause Crumbs to modify or evolve its products, designs or strategies. If Crumbs does so, Crumbs cannot guarantee that it will be successful in implementing the changes or that Crumbs’ profitability will not be negatively impacted by them.

Crumbs also competes with other employers in its markets for hourly workers and may be subject to higher labor costs. If Crumbs is unable to successfully compete in its markets, Crumbs may be unable to sustain or increase its revenues and profitability.

Crumbs is dependent upon a small number of exclusive commercial bakers and other suppliers for a significant amount of its menu items. The loss of any supplier could adversely affect Crumbs’ operating results.

Crumbs currently relies on four primary commercial bakery suppliers for its baked goods products and one primary vendor for its paper goods and packaging. As of June 1, 2011, Crumbs had agreements with four regional bakery suppliers. Crumbs has signed three-year exclusive production agreements (with automatic one-year renewals) with each of its four regional suppliers. Crumbs’ regional suppliers are for the New York, Los Angeles, Chicago and Washington, D.C. area markets. Crumbs’ exclusive dependence on daily deliveries from only four regional suppliers could cause shortages or supply interruptions that could adversely impact Crumbs’ operations. Any increase in distribution prices or failure by Crumbs’ distributors to perform could adversely affect Crumbs’ operating results.

Crumbs’ industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid Crumbs’ products and result in liabilities.

Food service businesses, such as bakeries, can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about these allegations may negatively affect Crumbs, regardless of whether the allegations are true, by discouraging customers from buying Crumbs’ products. Crumbs could also incur significant liabilities if a lawsuit or claim results in a decision against Crumbs or litigation costs regardless of the result.

Crumbs’ business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating Crumbs’ business. Crumbs devotes significant resources to recruiting and training its managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact Crumbs’ operating expenses. In addition, Crumbs’ success depends on its ability to attract, motivate and retain qualified employees, including store managers and staff, to keep pace with Crumbs’ growth strategy. If Crumbs is unable to attract, motivate and retain qualified employees, its results of operations may be adversely affected.

Fluctuations in various food and supply costs, including dairy, could adversely affect Crumbs’ operating results.

The prices of butter, flour, milk and eggs, which are the main ingredients in Crumbs’ baked goods, and coffee may fluctuate. Supplies and prices of the various products that are used to prepare Crumbs’ baked goods can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries. An increase in pricing of any ingredient that is used in Crumbs’ baked goods could result in an adjustment to the compensation due to suppliers and may have an adverse effect on Crumbs’ operating results and profitability.

Crumbs could be party to litigation that could adversely affect it by distracting management, increasing its expenses or subjecting it to material money damages and other remedies.

Crumbs may be subject to the filing of complaints or lawsuits against it alleging that it is responsible for some illness or injury suffered at or after a visit to its stores, or alleging that Crumbs has problems with food quality or operations. Crumbs is also subject to a variety of other claims arising in the ordinary course of its business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and it could become subject to class action or other lawsuits related to these or different matters in the future. Claims may be expensive to defend and may divert time and money away from Crumbs’ operations and hurt its performance. A judgment in excess of Crumbs’ insurance coverage or our insurance carriers’ decision to deny or limit insurance coverage for any claims could materially and adversely affect Crumbs’ financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect Crumbs’ reputation or prospects, which in turn could adversely affect its results of operation and profitability.

If Crumbs fails to comply with governmental laws or regulations or if these laws or regulations change, its business could suffer.

In connection with the operation of Crumbs’ business, it is subject to extensive federal, state, local and foreign laws and regulations, including those related to:

•	building construction and zoning requirements;

•	nutritional content labeling and disclosure requirements;

•	management and protection of the personal data of Crumbs’ employees and customers;

•	environmental matters; and

•	sales tax.

Crumbs’ stores are licensed and subject to regulation under federal, state and local laws, including business, health, fire and safety codes.

Various federal and state labor laws govern Crumbs’ operations and its relationship with its associates, including minimum wage, overtime, accommodation and working conditions, benefits, citizenship requirements, insurance matters, workers’ compensation, disability laws such as the Federal Americans with Disabilities Act, child labor laws and anti-discrimination laws.

These labor laws are complex and vary from location to location, which complicates monitoring and compliance. As a result, regulatory risks are inherent in Crumbs’ operations. Crumbs may experience material difficulties or failures with respect to compliance with these labor laws in the future. Crumbs’ failure to comply with these labor laws could result in required renovations to its facilities, litigation, fines, penalties, judgments or other sanctions including the temporary suspension of the operation of Crumbs’ stores or a delay in construction or opening of stores, any of which could adversely affect Crumbs’ business, operations and reputation.

In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the state of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level. As a result, Crumbs may in the future become subject to other regulations in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of Crumbs’ food, which could increase its expenses or slow customer flow.

The continuing adverse economic conditions could adversely affect Crumbs’ business and financial results and have a material adverse effect on its liquidity and capital resources.

As widely reported, the U.S. economy continues to experience adverse economic conditions and uncertainty about economic stability. While there are signs that conditions may be improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Crumbs’ customers may make fewer discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Because a key point in Crumbs’ business strategy is maintaining its transaction count and margin growth, any significant decrease in customer traffic or average profit per transaction will negatively impact Crumbs’ financial performance as reduced revenues create downward pressure on margins. Financial difficulties experienced by Crumbs’ suppliers could result in product delays or shortages. Additionally, it is unknown when the broader national economy will fully recover. An economy that continues to deteriorate or fails to improve could have a material adverse effect on Crumbs’ liquidity and capital resources, including its ability to raise additional capital if needed, the ability of Southeastern Bank to honor draws on Crumbs’ standby letters of credit, or otherwise negatively impact Crumbs’ business and financial results.

Crumbs may also incur costs resulting from other security risks it may face in connection with its electronic processing and transmission of confidential customer information.

Crumbs uses commercially available software and other technologies to provide security for processing and transmission of customer credit card data. As of June 30, 2011, approximately 58% of Crumbs’ current revenue is attributable to credit card transactions, and that percentage is expected to climb. Crumbs’ systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. Either of those consequences could have a material adverse effect on Crumbs’ reputation and business or subject it to additional liabilities.

Risks Related to an Investment in Our Securities

57th Street is a holding company and relies on dividends, distributions, loans and other payments, advances and transfers of funds from Crumbs to pay dividends, pay expenses and meet our other obligations.

57th Street has no direct operations and no significant assets other than ownership of all the New Crumbs Class A Voting Units of Crumbs. Because we conduct our operations through Crumbs and its subsidiaries, we depend on those entities for dividends, loans and other payments to generate the funds necessary to meet our financial obligations, including payments under the Tax Receivable Agreement and our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Under the terms of the Exchange and Support Agreement and the Third Amended and Restated LLC Agreement, each of which was entered into in connection with the Merger, all proceeds of any issuance by 57th Street of securities are, subject to certain exceptions, required to be contributed or otherwise provided to Crumbs and we are generally prohibited from conducting operations outside those activities related to our role as a publicly traded holding company owning the New Crumbs Class A Voting Units of Crumbs. In addition, we are generally required to reserve excess cash generated from tax distributions from Crumbs for the purpose of providing additional working capital to Crumbs. Legal and contractual restrictions in agreements governing future indebtedness of Crumbs and its subsidiaries, as well as the financial condition and operating requirements of Crumbs and its subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, Crumbs and its subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations. 57th Street’s ability to pay cash dividends to holders of common stock, or satisfy its operating expenses and/or other financial obligations may be limited by the terms of the Third Amended and Restated LLC Agreement, which generally requires distributions by Crumbs to be pro rata to all its members, including 57th Street and the holders of New Crumbs Class B Exchangeable Units, except in the case of distributions for public company expenses. See “Description of Securities — Third Amended and Restated LLC Agreement” for a summary of the distribution provisions of the Third Amended and Restated LLC Agreement.

Concentration of ownership may have the effect of delaying or preventing a change in control.

Our initial stockholder and former sponsor, 57th Street GAC Holdings LLC, and the Members own approximately 8.57% and 48.28%, respectively, of the combined voting power of 57th Street, assuming in each case no Contingency Consideration (as described below) is issued pursuant to the terms of the Business Combination Agreement, none of the outstanding warrants are exercised and no securities are issued pursuant to the Equity Incentive Plan. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of 57th Street requiring stockholder approval. In addition, in the event our common stock achieves trading prices of $15, $17.50 and/or $20 per share and/or we achieve adjusted EBITDA (as defined in the Business Combination Agreement) of $17,500,000, $25,000,000, and/or $30,000,000 at particular points during the period beginning after May 5, 2011 and ending on December 31, 2015 (such period referred to as the “Earnout Period”), the Members will be entitled to receive additional securities, which we refer to as “Contingency Consideration”, exchangeable for up to 4,400,000 shares of our common stock. Although, pursuant to our Certificate of Designation for our Series A Voting Preferred Stock, during the Earnout Period, the Members as the initial holders of the Series A Voting Preferred Stock, will be entitled to elect a majority of our board of directors, the Members have irrevocably waived this right (as further described in this prospectus) to the extent it would otherwise exceed their aggregate beneficial ownership interest in us. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

57th Street’s ability to request indemnification from the Members for damages arising out of claims for indemnification pursuant to the Business Combination Agreement is limited to approximately 16.05% of the equity consideration issued in the Transaction which will be held in escrow.

The indemnification obligations of the Members to 57th Street against losses that 57th Street may sustain and that result from, arise out of, or relate to, any breach by the Members of any of their representations, warranties, or the covenants or agreements contained in the Business Combination Agreement is limited to an aggregate of 650,000 of the New Crumbs Class B Exchangeable Units and 65,000 shares of Series A Voting Preferred Stock placed in escrow, or at the Members’ option, cash. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the foregoing shares in escrow will be the sole remedy for 57th Street for its rights to indemnification pursuant to the Business Combination Agreement. Claims for indemnification may be asserted against the escrow by 57th Street once its damages exceed a $200,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed common stock. Claims for indemnification may be asserted until the date 57th Street files its Annual Report on Form 10-K for the year ending December 31, 2011. As a consequence of these limitations, 57th Street may not be able to be entirely compensated for indemnifiable damages that it may sustain.

If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of 57th Street’s securities may decline.

The market price of 57th Street’s securities may decline if:

•	57th Street does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Transaction on 57th Street’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, securityholders may experience a loss as a result of a decline in the market price of 57th Street’s securities. A decline in the market price of 57th Street’s securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The Members will receive payments for certain tax benefits 57th Street may claim arising in connection with the Merger and related transactions, and the amounts 57th Street may pay could be significant.

As described in “Description of Securities — Tax Receivable Agreement” in connection with the Merger, 57th Street entered into a Tax Receivable Agreement with the Members that provides for the payment by 57th Street to the Members of up to 75% of the benefits, if any, that 57th Street is deemed to realize as a result of (i) the payment of the Merger consideration other than the New Crumbs Class B Exchangeable Units, (ii) the exchange of New Crumbs Class B Exchangeable Units for common stock, and (iii) certain other tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the Tax Receivable Agreement. See “Description of Securities — Tax Receivable Agreement.”

It is expected that the payments that 57th Street may make under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law, and that 57th Street earns sufficient taxable income to realize all tax benefits that are attributable to the payment of the Merger consideration other than the New Crumbs Class B Exchangeable Units, 57th Street expects that initial payments under the Tax Receivable Agreement relating to such payments could total up to $4,589,500.

Future payments to the existing Members in respect of subsequent exchanges of New Crumbs Class B Exchangeable Units for 57th Street common stock would be in addition to this initial amount and are expected to be substantial as well. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on 57th Street’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits 57th Street realizes in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the existing Members’ continued ownership of 57th Street’s securities.

In certain cases, payments under the Tax Receivable Agreement to the Members may be accelerated and/or significantly exceed the actual benefits 57th Street realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, 57th Street elects an early termination of the Tax Receivable Agreement, 57th Street’s (or its successor’s) obligations would be based on certain assumptions, including that 57th Street would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) 57th Street could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if 57th Street elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, 57th Street’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity. There can be no assurance that 57th Street will be able to finance its obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that 57th Street determines. Although 57th Street is not aware of any issue that would cause the IRS to challenge its expected tax reporting positions, 57th Street will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits 57th Street actually realizes.

New classes of Crumbs securities exchangeable into common stock were issued in connection with the Merger and when exchanged for common stock will become eligible for future resale in the public market, which will result in substantial dilution and could have an adverse effect on the market price of those shares.

Upon consummation of the Merger, 4,541,394 New Crumbs Class B Exchangeable Units and 454,139.4 shares of Series A Voting Preferred Stock were issued to the Members and therefore they collectively own securities that would (if fully exchanged) represent approximately 48.28% of our common stock on a fully diluted basis (assuming no issuance of Contingency Consideration and exclusive of any stock-based awards that may be granted under our Equity Incentive Plan). Subsequently, 64,139.4 of such Series A Voting Preferred Stock were automatically redeemed by us in connection with the exchange of 641,394 New Crumbs Class B Exchangeable Units for 641,394 shares of our common stock by EHL Holdings LLC, a Delaware limited liability company owned and controlled by Edwin H. Lewis, our Chairman of the Board of Directors, and cancelled by us, and pursuant to the Exchange and Support Agreement. Currently, 3,900,000 New Crumbs Class B Exchangeable Units and 390,000 shares of Series A Voting Preferred Stock remain outstanding. In addition, the Members may be entitled to receive up to an additional 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of Series A Voting Preferred Stock as Contingency Consideration and therefore they will, collectively, own securities that would (if fully exchanged) represent approximately 64.77% of our common stock on a fully diluted basis (exclusive of any stock-based awards that may be granted under our Equity Incentive Plan.

Although our securities are currently listed on the NASDAQ Capital Market, there can be no assurance that we will be able to comply with the continued listing standards.

Our securities are currently listed on the NASDAQ Capital Market in accordance with the requirements of that exchange. There can be no assurance, however, that we will be able to maintain such listing. If the NASDAQ Capital Market delists our securities from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the U.S. Securities Act of 1933, as amended (the “Securities Act”) we may redeem all of our outstanding warrants at any time at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption if, and only if, the last sale price of our shares equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	to exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the common stock underlying the warrants at the time that our warrantholders exercise their warrants, a registration statement may not be effective, in which case our warrantholders may not be able to exercise their warrants and therefore the warrants could expire worthless.

Holders of our warrants will be able to exercise the warrants for cash only if we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock and, even in the case of a cashless exercise which is permitted in certain circumstances, such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, and we intend to comply with our undertaking, we may not be able to do so. Factors such as an unexpected inability to remain current in our SEC reporting obligations or other material developments concerning our business could present difficulties in maintaining an effective registration statement and a current prospectus. Holders of warrants will not be entitled to a cash settlement for their warrants if we fail to have an effective registration statement or a current prospectus available relating to the common stock issuable upon exercise of the warrants. The expiration of warrants prior to exercise would result in each unit holder paying the full unit purchase price solely for the common stock underlying the unit.

Our stockholders would experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants and the issuance of additional shares of common stock.

We have approximately 5,456,300 shares issuable upon exercise of outstanding warrants. We could also issue substantial shares in connection with a contingent payment of up to 4,400,000 shares associated with the Transaction pursuant to which Crumbs became our subsidiary. Upon exercise of our outstanding warrants for shares of our common stock or issuance of shares in satisfaction of the contingent payment, these shares will dilute our existing stockholders. We may also issue shares in connection with future acquisitions, financings or pursuant to our Equity Incentive Plan that would also be dilutive.

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The market price of the common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.

The trading price of our common stock since our initial public offering has ranged from a high of $16.00 on the NASDAQ Capital Market on July 6, 2011 to a low of $9.00 on the Over the counter Bulletin Board on May 6, 2011. The last reported price of our common stock on the Nasdaq Capital Market on July 6, 2011 was $13.00 per share.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

We have provisions in our Certificate of Incorporation and Bylaws that:

•	make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us; may limit the price some investors are willing to pay for our common stock;

•	enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.

These and other provisions of our charter documents, certain provisions of Delaware law and our substantial insider ownership could delay or make more difficult certain types of transactions involving a change of control of us or our management. As a result, the price of our common stock may be adversely affected.

FORWARD-LOOKING STATEMENTS

When reading this prospectus, it is important that you also read the financial statements and related notes thereto. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements and are based upon management’s present expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “target,” “aim,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Forward-looking statements in this prospectus include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items; (2) statements of our plans and objectives; (3) statements regarding the capabilities and capacities of our business operations; (4) statements of expected future economic performance, results of operations or financial condition; and (5) assumptions underlying statements regarding us or our business. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors,” and the following:

•	our company’s ability to successfully integrate the businesses of Crumbs;

•	the anticipated benefits of the business transaction with Crumbs may not be fully realized or may take longer to realize than expected;

•	the ability to achieve and manage the growth of the Crumbs brand, expansion into new and existing markets and operations;

•	that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized;

•	the effects of disruptions in our supply chain;

•	the competition for real estate and our ability to negotiate and renew leases;

•	the effects of geographic concentration and regional factors impacting local economies;

•	the risk of disruption from the business transaction making it more difficult to maintain relationships with customers, employees, suppliers and lessors;

•	a reduction in industry profit margin;

•	the effects of changing interpretations of generally accepted accounting principles;

•	our ability to continue to comply with government regulations;

•	the effects of changing legislation and regulatory environments;

•	our ability to continue to meet the NASDAQ Stock Market continuing listing standards;

•	the general volatility of the market prices of our securities and general economic conditions;

•	our ability to successfully implement new strategies;

•	our exposure to operating hazards; and

•	the loss of key personnel.

The risks described in our prospectus are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required under applicable law.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of March 31, 2011 and the unaudited consolidated statement of income for the three month period ended March 31, 2011 are based on the separate historical unaudited financial statements of Crumbs (including its subsidiaries) and 57th Street after giving effect to the Merger.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of 57th Street that would have occurred had we operated as a consolidated entity for the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the Merger been consummated for the periods presented. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

Pursuant to the Business Combination Agreement, the Members are also entitled to receive the following additional Contingency Consideration in the event the Common Shares achieve trading prices of $15, $17.50 and/or $20 per share and/or 57th Street achieves Adjusted EBITDA (as defined in the Business Combination Agreement) of $17,500,000, $25,000,000 and/or $30,000,000 at particular points during the period beginning after May 5, 2011 and ending on December 31, 2015 (such period referred to as the “Earnout Period”) or upon the occurrence of certain acceleration events:

•	Up to 4,400,000 New Crumbs Class B Exchangeable Units and

•	Up to 440,000 shares of 57th Street Series A Voting Preferred Stock.

The effect of this additional Contingency Consideration was not addressed in the pro forma presentation as the New Crumbs Class B Exchangeable Units and related shares of 57th Street Series A Voting Preferred Stock have not been earned as of the dates being presented and the issuance of the New Crumbs Class B Exchangeable Units will be issued to the accounting acquirer and be treated similarly to a stock dividend. If the contingencies are met, the future issuance of these New Crumbs Class B Exchangeable Units and shares of 57th Street Series A Voting Preferred Stock will have a dilutive effect on the current shareholders of 57th Street.

57th Street General Acquisition Corp. and Subsidiary

Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2011

		57th Street
	Crumbs	General
	Holdings LLC	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined

ASSETS
Current assets
Cash and cash equivalents	$477,708	$234,339	$13,000,761	(1)	$13,712,808
Trade receivables	291,394				291,394
Inventories	305,930				305,930
Prepaid rent	452,823				452,823
Deferred financing costs	977,412		(977,412	)(2)
Other current assets	162,451	28,681			191,132

Total current assets	2,667,718	263,020	12,023,349		14,954,087

Non-current assets
Investment in trust account		54,498,401	(54,498,401	)(3)
Property, plant and equipment, net	9,403,934	2,955			9,406,889
Deferred tax asset			9,179,000	(4)	9,179,000
Restricted cash			575,000	(15)	575,000
Intangible assets, net	410,462				410,462
Deposits	269,224				269,224
Other	40,102				40,102

Total non-current assets	10,123,722	54,501,356	(44,744,401)		19,880,677

TOTAL ASSETS	$12,791,440	$54,764,376	$(32,721,052)		$34,834,764

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$3,621,981	$1,283,898	$(1,766,018	)(5)	$3,139,861
Payroll liabilities	326,616				326,616
Sales tax payable	71,273				71,273
Gift cards and certificates outstanding	112,319				112,319

Total current liabilities	4,132,189	1,283,898	(1,766,018)		3,650,069

Non-current liabilities
Deferred rent	1,995,174				1,995,174
Payable to related parties pursuant to tax receivable agreement			4,589,500	(4)	4,589,500
Due to underwriters		600,193	(600,193	)(6)
Due to legal		100,000	(100,000	)(7)

Total non-current liabilities	1,995,174	700,193	3,889,307		6,584,674

TOTAL LIABILITIES	6,127,363	1,984,091	2,123,289		10,234,743

Common stock subject to possible redemption		47,939,147	(47,939,147	)(8)

EQUITY
Members’ equity	7,190,530		(7,190,530	)(9)
Preferred stock			45	(10)	45
Common stock		606	(156	)(11)	450
Additional paid-in capital		6,402,153	8,666,826	(12)	15,068,979
Retained earnings (accumulated losses)	(526,453)	(1,561,621)	1,561,621	(13)	(526,453)
Non-controlling interest		—	10,057,000	(14)	10,057,000

TOTAL STOCKHOLDERS’ EQUITY	6,664,077	4,841,138	13,094,806		24,600,021

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	$12,791,440	$54,764,376	$(32,721,052)		$34,834,764

(1)	To record the release of 57th Street’s investments held in a trust account and transfer to cash and cash equivalents of $54,498,401 (see note 3) offset by the payment of $22,086,060 as cash consideration for the Merger (as hereinafter defined) to the Members, the payment of $15,913,948 for the tender of 1,594,584 shares of common stock of 57th Street at $9.98 per share, the payment of deal expenses of $2,773,879, the payment $148,753 for Delaware Franchise Taxes and the deposit of $575,000 into a 5 year certificate of deposit (see note 15).

57th Street filed a Form 8-K on May 11, 2011 that indicated that $13,724,513.92 was contributed to Crumbs after taking into account that 57th Street had $54,498,401 in the trust account, less cash merger consideration of $22,086,060 to the Members of Crumbs, the payment of $15,913,948 for the tender of 1,594,584 shares of common stock of 57th Street at $9.98 per share and the payment of deal expenses of $2,773,879.

(2)	To reflect deferred financing fees as a reduction of additional paid-in capital.

(3)	To record the release of 57th Street’s investments held in a trust account and transfer to cash and cash equivalents (see note 1).

(4)	Reflects adjustments to give effect to the Tax Receivable Agreement by and among 57th Street, Crumbs and the Members, dated as of May 5, 2011 (the “Tax Receivable Agreement”) based on the following assumptions:

•	we will record an increase of $9,179,000 in deferred tax assets for estimated income tax effects of the increase in the tax basis of the purchased interests and future projected payments under the Tax Receivable Agreement, based on an effective income tax rate of 40% (which includes a provision for U.S. federal, state and local income taxes);

•	we will record $4,589,500, representing 50% of the estimated realizable tax benefit resulting from (i) the tax basis in the intangible assets of Crumbs on the date of the offering, (ii) the increase in the tax basis of the purchased interests as noted above and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement as an increase to the liability due to the Members under the Tax Receivable Agreement;

•	we will record an increase to additional paid-in capital of $4,589,500, which is an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to the Members under the Tax Receivable Agreement; and

•	there was no effect given to the future exchange of New Crumbs Class B Exchangeable Units into shares of common stock, if this event occurs there will be an increase to the deferred tax asset and potentially an increase in the payable to related parties pursuant to the Tax Receivable Agreement. In addition, upon exchange of the New Crumbs Class B Exchangeable Units, the non-controlling interest percentage would be reduced as the exchanging party would become a common stockholder of 57th Street; and,

•	there are no material changes in the relevant tax law and that we earn sufficient taxable income in each year to realize the full tax benefit of the amortization of our assets.

(5)	Reflects the reductions of deal cost liabilities recorded prior to the Merger by 57th Street and Crumbs that were paid using the proceeds described in note 1.

(6)	To record the reduction of the deferred underwriters’ fee liability recorded by 57th Street of $600,193 that was settled pursuant to the issuance of 60,019 shares of 57th Street common stock (see note 11).

(7)	To record the reduction of the deferred legal fees recorded by 57th Street of $100,000 that were paid using the proceeds as described in note 1.

(8)	To reclassify common stock subject to redemption to additional paid-in capital. The balance that was transferred to permanent equity was $32,025,199 ($47,939,147 worth of common stock subject to redemption at $9.98 per share less $15,913,948 worth of common stock purchased by 57th Street pursuant to the tender).

(9)	Represents the elimination of Members’ equity upon consolidation with the full amount being reclassified to additional paid-in capital.

(10)	Represents the issuance of 454,139.4 shares of 57th Street Series A Voting Preferred Stock with a par value of $0.0001 in connection with the consummation of the Merger.

(11)	Represents the issuance of 176,519 shares of common stock to settle deal expenses offset, the tender of 1,594,584 shares of common stock and the cancellation of 150,000 shares of common stock held by 57th Street’s founding stockholder and original sponsor.

(12)	Represents the following adjustments to additional paid-in capital:

•	an increase of $32,025,199 due to the reclassification of common stock subject to possible redemption assuming no tender (see note 8);

•	a decrease of $24,119,975, which is comprised of a $22,086,060 cash payment made as part of the Merger and $2,033,915 in deal expenses not already expensed;

•	an increase of $600,193 due to the settlement of the deferred underwriters’ fee payable in shares of common stock of 57th Street (see note 6).

•	an increase of $4,589,500 due to the Tax Receivable Agreement, as described in note 4 above;

•	an increase of $7,190,530 due to the adjustment for the investment in existing unit holders in Crumbs (see note 9);

•	a decrease of $1,561,621 due to the reclassification of historical accumulated losses of 57th Street (see note 13), and;

•	a decrease of $10,057,000 as a result of the non-controlling interest.

(13)	A reclassification of historical accumulated losses of 57th Street (see note 12).

(14)	As described in the Business Combination Agreement by and among 57th Street, 57th Street Merger Sub LLC, Crumbs, the Members, and the representatives of Crumbs and its Members, 57th Street has become the sole member of Crumbs holding New Crumbs Class A Voting Units with the power to appoint its board of managers. 57th Street will initially have 100% of the voting power on ordinary matters and control the management of Crumbs. As a result, we will consolidate the financial results of Crumbs and will record non-controlling interest on our balance sheet. Immediately following the Merger, the non-controlling interest, based on the assumptions to the pro forma financial information, will be $10,057,000. Pro forma non-controlling interest represents 50.26% of the pro forma equity of Crumbs of $20,010,521, which differs from the pro forma equity of 57th Street as the former is not affected by the adjustments relating to the Tax Receivable Agreement described above in note 4.

(15)	Represents the deposit from the trust account of $575,000 into a 5 year certificate of deposit.

57th Street General Acquisition Corp. and Subsidiary

Unaudited Pro Forma Consolidated Statement of Income
For the Three Months Ended March 31, 2011

		57th Street
	Crumbs	General
	Holdings LLC	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined

Net sales	$9,718,604	$—	$—		$9,718,604
Cost of sales	4,059,835				4,059,835

Gross Profit	5,658,769				5,658,769
Operating Expenses
Selling expenses	393,480				393,480
Staff expenses	2,883,430				2,883,430
Occupancy expenses	1,622,141				1,622,141
General and administrative expenses	361,517	1,154,869	(1,154,869	)(1)	361,517
Depreciation and amortization expense	329,794				329,794

	5,590,362	1,154,869	(1,154,869)		5,590,362

Profit (loss) from operations	68,407	(1,154,869)	1,154,869		68,407

Other income (expense)
Interest and other income	200	(804)	804	(2)	200
Loss on sale of property and equipment					—
Abandoned lease projects	600				600

	800	(804)	804		800

Net income (loss) before taxes	69,207	(1,155,673)	1,155,673		69,207
Income taxes			13,769	(3)	13,769

Net income (loss) attributable to the controlling and non-controlling interests	69,207	(1,155,673)	1,141,904		55,438
Less: Net income attributable to non-controlling interest			(34,783	)(4)	(34,783)

Net income (loss) attributable to stockholders	$69,207	$(1,155,673)	$1,107,120		$20,654

Earnings (loss) per share attributable to stockholders:
Basic		$(0.19)			$0.00
Diluted		$(0.19)			$0.00
Weighted average shares outstanding:
Basic		6,062,556	(1,568,065	)(5)	4,494,491
Diluted		6,062,556	(1,568,065)		4,494,491

(1)	To remove transaction costs associated with the Merger. The Merger was accounted for as a reverse merger and the transaction costs associated are charged to equity.

(2)	Reflects the adjustment to eliminate interest income earned on cash held in trust.

(3)	Following the Merger, we will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of Crumbs, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 40%, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(4)	As described in the “Business Combination Agreement” 57th Street has become the sole member of Crumbs holding New Crumbs Class A Voting Units with the power to appoint its board of managers. 57th Street will initially own less than 100% of the economic interest in Crumbs Holdings LLC, but will have 100% of the voting power on ordinary matters and control the management of Crumbs. Immediately following the Transaction, the non-controlling interest is 50.26% (not taking into effect issuance of the Exchange Shares). Net income attributable to the non-controlling interest represents $34,783 of income before income taxes of $69,207.

(5)	To record the purchase of 1,594,584 shares of common stock validly tendered and not withdrawn pursuant to the Tender Offer, issuance of 176,519 shares of common stock to certain service providers as settlement for services rendered in connection with the Transaction and the cancellation of 150,000 shares of common stock held by our initial shareholder.

USE OF PROCEEDS

Assuming the exercise of all the warrants for cash, we will receive gross proceeds of approximately $62.7 million. Alternatively, we may call the warrants for redemption if the last sale price of the common stock equals or exceeds $17.50 per share, for any 20 trading days within a 30 trading day period. If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In that case, such holder would receive common stock in exchange for warrants without making any cash payment of the exercise price. We intend to use any proceeds from the exercise of the warrants for working capital and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that warrants are exercised on a cashless basis, the amount of cash we would receive (which depends on the market price of our common stock at the time the warrants are exercised) from the exercise of warrants will decrease.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. Alternatively, we may call all the warrants for redemption. If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In that case, such holder would receive common stock in exchange for surrendering the certificates representing the warrants without making any cash payment of the exercise price.

A holder electing to exercise warrants on a “cashless basis” would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” means the average last sale price of the common stock for the 10 trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or its securities broker or intermediary.

The selling stockholder and any of its pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options, swaps, derivatives or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	in the over the counter market;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440 or the successor to such FINRA rules.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under the prospectus, or under an amendment to the prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under the prospectus. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by the prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealer or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commission and markups which, in the aggregate, would exceed eight percent (8%). The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have advised the selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission. If the selling stockholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We may indemnify the selling stockholder against certain liabilities, including some liabilities under the Securities Act, in accordance with an agreement between us and the selling stockholder. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

SELLING STOCKHOLDER

This prospectus covers the disposition by the selling stockholder identified below, or its transferee(s), of a total of 641,394 shares of our common stock. These shares were issued upon the exchange of 641,394 New Crumbs Class B Exchangeable Units previously issued to our selling stockholder in connection with our recent business combination consummated on May 5, 2011.

All proceeds from the sale of the selling stockholder’s shares of common stock will be received by the selling stockholder for its own account. We will bear the expenses of this distribution other than commissions and discounts, if any, relating to the sale of shares of common stock by the selling stockholder, or a resale of the common stock issuable upon exercise of the warrants, estimated to be $80,000.

The following table sets forth the number of shares of the common stock owned by the selling stockholder as of July 6, 2011 and after giving effect to this offering assuming all of the 641,394 shares attributable to the selling stockholder covered hereby are sold by the selling stockholder. The percentage of beneficial ownership has been calculated, assuming 14,862,185 shares of common stock are issued and outstanding (including 4,494,491 shares of common stock outstanding after giving effect to each of (a) 1,594,584 shares of common stock purchased pursuant to our previously consummated tender offer, (b) 150,000 shares of common stock forfeited by 57th Street GAC Holdings LLC and (c) the issuance of: (i) 176,519 shares of common stock issued as “Expense Shares”; (ii) 5,456,300 shares of common stock issuable upon exercise of outstanding warrants; (iii) the issuance of 370,000 shares of common stock pursuant to the Insider Warrant Exchange Agreement; and (iv) the issuance of 4,541,394 shares of common stock in exchange of 4,541,394 New Crumbs Class B Exchangeable Units).

Percentage of
	Shares	Total Shares	Shares	Beneficial
	Beneficially	Offered	Beneficially	Ownership
	Owned Before	by Selling	Owned After	after
Selling Stockholder	Offering(1)(3)	Stockholder	Offering(1)(3)	Offering(1)(3)

EHL Holdings LLC(2)	2,542,643	641,394	1,901,249	12.79%

(1)	Beneficial ownership is determined in accordance with SEC rules and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Edwin Lewis, our Chairman of the Board of Directors and Chairman of the Board of Managers of our subsidiary, Crumbs Holdings LLC, is the sole member of EHL Holdings LLC and has sole voting and dispositive power over EHL Holdings LLC and as a result, may be deemed to be the beneficial owner of the securities owned by EHL Holdings LLC.

(3)	Assumes the Members exchange their 3,900,000 New Crumbs Class B Exchangeable Units into 3,900,000 shares of common stock. In connection with such exchange and pursuant to the terms of the Business Combination Agreement and the Certificate of Designation for the Series A Voting Preferred Stock, the 390,000 shares of Series A Preferred Stock issued to the Members in connection with the consummation of the Merger will be automatically redeemed. Does not reflect: (i) up to 440,000 shares of Series A Voting Preferred Stock issuable in connection with certain financial and stock price targets, none of which are exchangeable into common stock; provided, however, upon the exchange of New Crumbs Class B Exchangeable Units into common stock by any such Member, the shares of Series A Voting Preferred Stock owned by such Member are cancelled at a ratio of 1:10 and (ii) up to 4,400,000 New Crumbs Class B Exchangeable Units which may be earned by the Members if certain financial and stock price targets are met (aggregate per target, first target: 1,466,667, second target: 1,466,667, third target 1,466,666). If such financial and stock price targets are not met (or partially met) at the end of the Earnout Period, such unearned shares will not be issued.

DESCRIPTION OF SECURITIES

General

Our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of July 6, 2011, we had issued and outstanding 5,505,885 shares of common stock, 5,456,300 warrants, each to acquire one share of our common stock at an exercise price of $11.50 that became exercisable on June 6, 2011 and 390,000 shares of Series A Preferred Voting Stock.

Units

We issued an aggregate of 5,456,300 units in our IPO. Each unit consists of one share of common stock and one warrant. Each warrant entitles its holder to purchase one share of common stock. Any securityholder may elect to separate a unit and trade the common stock separately or as a unit.

Common Stock

Common stockholders are entitled to one vote for each share held on all matters to be voted on by stockholders Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the rights of holders of the Series A Preferred Voting Stock. In the event of a liquidation, dissolution or winding up of the company after a business transaction, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred Stock

Our Certificate of Incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. 390,000 shares of Series A Preferred Voting Stock are currently issued and outstanding. Although we do not currently intend to issue any additional shares of preferred stock, we cannot assure you that we will not do so in the future.

Series A Voting Preferred Stock

Pursuant to the Business Combination Agreement, 57th Street issued 454,139.4 shares of our preferred stock as “Series A Voting Preferred Stock”. Pursuant to the Exchange and Support Agreement, 64,139.4 of such Series A Voting Preferred Stock were subsequently surrendered by EHL Holdings LLC, an entity owned and controlled by Edwin H. Lewis, our Chairman of the Board of Directors, and cancelled by us in exchange for 641,394 newly issued shares of common stock to EHL Holdings LLC. 390,000 shares of Series A Preferred Voting Stock are currently issued and outstanding. Holders of the Series A Voting Preferred Stock have the following rights:

•	Upon exchange of the New Crumbs Class B Exchangeable Units in accordance with the Exchange and Support Agreement, an equivalent number of shares of Series A Voting Preferred Stock will be concurrently automatically redeemed, subject to the availability of lawful funds, for its par value of $0.0001 per share and become authorized but unissued preferred stock. Except in connection with the exchange of the New Crumbs Class B Exchangeable Units, the Series A Voting Preferred Stock will not be redeemable. Except as provided in the Exchange and Support Agreement and the Business Combination Agreement, the holders of Series A Voting Preferred Stock will have no other conversion, preemptive or other subscription rights with respect to the Series A Voting Preferred Stock and there are no sinking fund provisions applicable to the Series A Voting Preferred Stock.

•	Holders shall have the right to vote on all matters submitted to a vote of our common stockholders, voting together with the holders of common stock as a single class; each share of Series A Voting Preferred Stock held on the record date for determining stockholders initially will be entitled to 10 votes (subject to equitable adjustment for organic dilution) (the “Preferred Stock Voting Multiple”).

•	In addition to any vote required by the Certificate of Incorporation or by applicable law, for so long as any shares of Series A Voting Preferred Stock shall remain outstanding, the vote of holders of two-thirds of the then outstanding shares of Series A Voting Preferred Stock, voting separately as a series, shall be necessary for 57th Street to:

•	adopt any alteration, amendment or repeal of any provision of the Certificate of Incorporation (including any such alteration, amendment or repeal effected by any merger or consolidation) that effects a division, subdivision, consolidation or combination of shares of common stock or increases the per share voting power of the common stock, unless such alteration, amendment or repeal also proportionately divides, subdivides, consolidates or combines shares of Series A Voting Preferred Stock on the same basis and does not alter or change the voting preferences or power of the Series A Voting Preferred Stock relative to the common stock;

•	declare any dividend or distribution on the common stock (other than in connection with a liquidation) in Shares of common stock, Preferred Stock or securities convertible, exercisable, or exchangeable for common stock or Preferred Stock, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the Series A Voting Preferred Stock;

•	except in connection with a division or subdivisions pursuant to the above, divide or subdivide (by stock split, stock dividend or other distribution, reclassification, recapitalization or otherwise) the Series A Voting Preferred Stock into a greater number of shares or combine or consolidate (by reverse stock split, reclassification, recapitalization or otherwise) the Series A Voting Preferred Stock;

•	list any shares of its capital stock on a securities exchange or trading market whose listing rules would alter or change the voting power of the Series A Voting Preferred Stock or alter or change the issuance of the Contingency Consideration (as defined in the Business Combination Agreement) or the common stock issuable upon the exercise of the exchange rights related thereto; or

•	amend, alter or repeal any provision of 57th Street’s Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Voting Preferred Stock.

•	In the event of certain organic changes to the common stock and New Crumbs Class B Exchangeable Units, including a division, subdivision, combination or consolidation, we will be required to either cause an identical proportionate organic change to the Series A Voting Preferred Stock or equitably adjust the Preferred Stock Voting Multiple.

•	The Certificate of Designation provides that we be required to issue fractions of a share of the Series A Voting Preferred Stock and will not (i) arrange for the disposition of fractional interests, (ii) pay in cash the fair value of fractions of a share or (iii) issue scrip or warrants therefor, in each case so long as the Series A Voting Preferred Stock remains outstanding, provided, however, that we are not required to issue fractional shares of Series A Voting Preferred Stock in increments less than one-tenth of a share (subject to equitable adjustment to the extent the Preferred Stock Voting Multiple is equitably adjusted), and any amount less than one-tenth of a share (subject to equitable adjustment to the extent the Preferred Stock Voting Multiple is equitably adjusted) of Series A Voting Preferred Stock will result in our paying to the holder in cash the fair value of such share as determined in good faith by the Board of Directors.

•	As of June 27, 2011, the holders of all of the issued and outstanding shares of Series A Voting Preferred Stock irrevocably waived the right provided to them in the Certificate of Designation for the Series A Voting Preferred Stock that permitted, during the Earnout Period (which expires in 2015) as defined in the Business Combination Agreement, the holders of Series A Voting Preferred Stock to nominate and elect, voting as a class, a majority of the board of directors (the “Series A Directors”) in the event such holders do not actually own a majority of our voting stock. A Series A Director can only be removed by the affirmative vote of the shares of Series A Preferred Stock or, with cause, by the other Series A Directors.

•	In the event of our liquidation (complete or partial), dissolution or winding up, whether voluntary or involuntary (a “Liquidation”), the Series A Voting Preferred of the holders will only be entitled to receive a liquidating distribution in the amount of $0.0001 per share, and no more. If, upon a Liquidation, the amounts payable with respect to Series A Voting Preferred Stock and any other stock ranking as to any such distribution on parity with the Series A Voting Preferred Stock are not paid in full, the holders of Series A Voting Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amounts to which the holders of Series A Voting Preferred Stock are entitled as provided herein, the holders of Series A Voting Preferred Stock will not be entitled to any further right or claim to any of our remaining assets in respect of such shares.

•	Except in the case of a Liquidation, the 57th Street Series A Preferred Stock is not entitled to receive dividends or distributions other than dividends or distributions of common stock or Preferred Stock or other equity-linked securities in connection with an organic change of the capital stock of 57th Street or Crumbs or a fundamental transaction.

•	The Series A Voting Preferred Stock is subject to transfer restrictions intended to prohibit the transfer of such shares unless they are transferred with a proportionate amount of New Crumbs Class B Exchangeable Units. In order to satisfy the transfer restriction, a holder must transfer a number of shares of Series A Voting Preferred Stock equal to the number of New Crumbs Class B Exchangeable Units divided by the Preferred Stock Voting Multiple, which is initially ten (10).

Warrants

As of the date of this prospectus, we had outstanding warrants to acquire 5,456,300 shares of common stock. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on June 6, 2011.

The warrants will expire on May 5, 2016, at 5:00 p.m., New York City time, or earlier upon redemption.

Holders of our warrants will be able to exercise the warrants for cash only if we have an effective registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock and, even in the case when cashless exercise is permitted as provided below, such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have undertaken in our warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, and we intend to comply with our undertaking, we cannot assure you that we will be able to do so.

Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective at any time beginning on the 61st business day following our May 5, 2011 business combination with Crumbs, and through the date on which the warrants expire, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

We may redeem the outstanding warrants without the consent of any third party:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $17.50 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption;

provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock.

If we call the warrants for redemption, we will have the option to require all holders that subsequently wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” shall mean the average last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least two-thirds of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The redemption provisions for our warrants have been established at a price which is intended to provide a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price to absorb any negative market reaction to our redemption of the warrants. There can be no assurance, however, that the price of the common stock will exceed either $17.50 or the warrant exercise price of $11.50 after we call the warrants for redemption and the price may in fact decline as a result of the limited liquidity following any such call for redemption.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised, or through a cashless exercise (when permitted). The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrantholders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrantholder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the common stock outstanding.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder.

New Crumbs Units

New Crumbs Units

The Third Amended and Restated LLC Agreement provides for two classes of interests, namely the New Crumbs Class B Exchangeable Units and New Crumbs Class A Voting Units, which will generally be economically equivalent. The Third Amended and Restated LLC Agreement generally provides that distributions to holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units will be pro rata with respect to the number of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units.

The Third Amended and Restated LLC permits the board of managers of Crumbs to authorize cash distributions solely to us without pro rata distributions to the other Members in amounts required for us to pay the following expenses related to our existence as the public holding company of Crumbs:

•	overhead, legal, accounting and other professional fees and expenses, including cost of periodic reports to the Class A Holder’s security holders, any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings, involving us;

•	salary, bonus, and other benefits payable to, and indemnities provided on behalf of, our officers, directors and employees;

•	any director compensation and/or fees or expenses payable to directors related to their attendance at each regular or special meeting of the board of directors;

•	any costs or expenses related to obtaining directors and officers insurance or any other insurance reasonably required as determined by our board of directors;

•	fees and expenses related to any public offering or private placement of debt securities or equity securities, investment or acquisition (whether or not successful) authorized by our board of directors;

•	franchise taxes and other fees and expenses in connection with the maintenance of our existence (including, but not limited to, any costs or expenses associated with being a public company listed on a national securities exchange);

•	any payment the proceeds of which are used to purchase or redeem our equity securities in accordance with the terms of the Exchange and Support Agreement and the Third Amended and Restated LLC Agreement; and

•	any other liability, other than with respect to our income tax obligations, that the board of managers of Crumbs acting in good faith reasonably believes is required to allow us to operate in the ordinary course or is otherwise required to prevent our insolvency;

provided, however, that the amount of any such distributions will be reduced, to the extent practicable, by the amount of unused cash remaining from any prior such distributions, including any interest earned thereon, and no excess cash that results from such distributions may be used by us to make a distribution to our equity holders other than amounts related to certain purchases or redemptions of our equity securities pursuant to the Exchange and Support Agreement.

Each holder of interests will have a capital account, which will be subject to customary adjustment, including increases by the amount of any contributions or allocations of income or gain and decreases by the amount of any distributions or allocations of loss or deduction. The capital account of each of the Members that is attributable to the non-transferred former Class B interests shall be retained by each such Member. Net income (or net loss) shall be allocated to the holders of the New Crumbs Class A Voting Units (including us) and New Crumbs Class B Exchangeable Units, pro rata with respect to the number of the New Crumbs Class A Voting Units (including us) and the New Crumbs Class B Exchangeable Units, subject to any required regulatory and related curative allocations. Allocations of taxable items of income will follow book allocations of such items, subject to Section 704(c) of the Internal Revenue Code. The Third Amended and Restated LLC Agreement provides that distributions to holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units will be made at the discretion of the board of managers of Crumbs and will be pro rata with respect to the number of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units, except as required pursuant to the “Public Company Expense” provisions described above. Crumbs will endeavor to make distributions to holders of its New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units in an amount necessary to cover their tax obligations (including quarterly estimated taxes) attributable to their allocable share of Crumbs’ income, with respect to any pre- and post-closing fiscal year, subject to availability of free cash, debt service obligations, and other legal restrictions. If other distributions made with respect to such fiscal year are not at least equal to such amount, Crumbs will (to the extent so permitted), make sufficient distributions to provide holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units (and, in the case of holders which are pass-through entities for tax purposes, their members, partners or equity holders) with an amount equal to taxes (including quarterly estimated taxes) applicable to their respective allocable income at the highest rate applicable to any individual resident of New York City, subject to availability of free cash, debt service obligations, and other legal restrictions. The necessity of a tax distribution will be based on cumulative distributions made by Crumbs with respect to any fiscal year. Although the amount of the tax distribution is based on the highest rate applicable to any holder of a New Crumbs Class A Voting Unit or New Crumbs Class B Exchangeable Unit (or its flow-through members or partners), the same tax distribution per unit will be made to all holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units, except with respect to any fiscal year prior to the completion of the Merger whereby only the holders of New Crumbs Class B Exchangeable Units shall be entitled to such tax distribution.

The Third Amended and Restated LLC Agreement contains limited restrictions on the transfer and/or pledge of the New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units including prohibiting such transfers and/or pledges if:

•	such transfer or pledge is made to any person who lacks the legal right, power or capacity to own such unit or other interest in Crumbs;

•	such transfer or pledge would pose a material risk that Crumbs would be a “publicly traded partnership” as defined in Section 7704 of the Internal Revenue Code;

•	such transfer or pledge would require the registration of such security or of any class of securities pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

•	such transfer or pledge would cause any portion of the assets of Crumbs to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time;

•	such transfer is by us to any person that has not been approved by the Members holding New Crumbs Class B Exchangeable Units, as described further below;

•	such pledge is by us to any person other than a person approved that has not been approved by the Members holding New Crumbs Class B Exchangeable Units, as described further below or is to a lender in connection with a bona fide third party debt financing or extension of credit; or

•	to the extent requested by Crumbs, it does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of transfer and an accession agreement or other written instrument evidencing the assignee’s consent to be bound by the Third Amended and Restated LLC Agreement) that are in a form reasonably satisfactory to Crumbs.

In addition, to the extent the board of managers of Crumbs acting in good faith determines that interests in Crumbs do not meet the requirements of Treasury Regulation Section 1.7704-1(h), the board of managers of Crumbs may impose such restrictions on the transfer of units or other interests in Crumbs as the board of managers of Crumbs acting in good faith may reasonably determine to be necessary or advisable so that Crumbs is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Internal Revenue Code.

Any transfer or pledge in violation of the Third Amended and Restated LLC Agreement shall be null and void ab initio.

New Crumbs Class A Voting Units

We received New Crumbs Class A Voting Units upon consummation of the Merger. Under the terms of the Third Amended and Restated LLC Agreement, 57th Street as the sole holder of New Crumbs Class A Voting Units, has the right to appoint the entire board of managers of Crumbs, which will mirror the board of directors of 57th Street. In the event the Members exchange their New Crumbs Class B Exchangeable Units for common stock, 57th Street will be issued New Crumbs Class A Voting Units equal to the number of New Crumbs Class B Exchangeable Units being exchanged pursuant to the terms of the Exchange and Support Agreement.

Under the terms of the Third Amended and Restated LLC Agreement, holders of New Crumbs Class A Voting Units possess all voting rights in Crumbs on ordinary matters. A two thirds vote of the New Crumbs Class A Voting Units voting as a class shall be required prior to Crumbs taking or permitting any of the following actions:

•	any issuance of additional New Crumbs Class A Voting Units or New Crumbs Class B Exchangeable Units other than as required pursuant to by the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the establishment and/or issuance of new classes of units, other equity securities in Crumbs or other Crumbs securities, other than certain issuances required pursuant to the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the dissolution, liquidation or winding up of Crumbs or the commencement of a voluntary proceeding seeking reorganization or other similar relief;

•	a reincorporation, merger, consolidation, conversion or sale of all or substantially all the assets of Crumbs or similar action (other than where the successor remains an affiliate of 57th Street and the holders of New Crumbs Class A Voting Units are not adversely affected as a class and receive equity securities in the successor substantially identical in their rights as the New Class A Voting Units);

•	the withdrawal or resignation of a Member other than pursuant to a permitted transfer; and

•	the amendment, supplement, waiver or modification of the Third Amended and Restated LLC Agreement or Crumbs’ certificate of formation in a manner that disproportionately and adversely impacts the New Crumbs Class A Exchangeable Units.

New Crumbs Class B Exchangeable Units

Upon consummation of the Merger, the Members received New Crumbs Class B Exchangeable Units, and shall be entitled to receive additional New Crumbs Class B Exchangeable Units upon earning the Contingency Consideration. No additional New Crumbs Class B Exchangeable Units may be issued other than in accordance with the Business Combination Agreement or the Exchange and Support Agreement.

Under the terms of the Third Amended and Restated LLC Agreement, the voting rights of the New Crumbs Class B Exchangeable Units are limited to the matters described below and those matters required by Delaware law. A two thirds vote of the New Crumbs Class B Exchangeable Units voting as a class are required prior to Crumbs taking or permitting any of the following actions:

•	any issuance of additional New Crumbs Class A Voting Units or New Crumbs Class B Exchangeable Units other than as required pursuant to by the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the establishment and/or issuance of new classes of units, other equity securities in Crumbs or other securities of Crumbs, other than certain issuances required pursuant to the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement; the dissolution, liquidation or winding up of Crumbs or the commencement of a voluntary proceeding seeking reorganization or other similar relief;

•	a reincorporation, merger, consolidation, conversion or sale of all or substantially all the assets of Crumbs or similar action (other than where the successor remains an affiliate of 57th Street and the holders of New Crumbs Class B Exchangeable Units are not adversely affected as a class and receive equity securities in the successor substantially identical in their rights as the New Class B Exchangeable Units);

•	the withdrawal or resignation of a Member other than pursuant to a permitted transfer;

•	the amendment, supplement, waiver or modification of the Third Amended and Restated LLC Agreement or Crumbs’ certificate formation in a manner that disproportionately and adversely impacts the New Crumbs Class B Exchangeable Units; and

•	the direct transfer or pledge of units, equity securities or other membership interests in Crumbs by 57th Street, subject to certain exception described above.

The Third Amended and Restated LLC Agreement also sets forth that the Third Amended and Restated LLC Agreement may not be amended without the consent of the holders of two-thirds of the New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units voting as a single class. However, any amendment which disproportionately and adversely impacts any member of Crumbs must be approved by such member and any amendment which disproportionately and adversely impacts any class of interests must be approved by the holders of such class of interests, as described above.

The New Crumbs Class B Exchangeable Units will be exchangeable for common stock on a one-for-one basis (subject to certain adjustments related to organic dilution and Fundamental Transactions) at the request from time to time of any holder of such units pursuant to the terms of the Exchange and Support Agreement.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business transaction” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business transaction” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded common stock; or

•	on or subsequent to the date of the transaction, the business transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Certificate of Incorporation, as amended, and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. During the Earnout Period, and pursuant to an irrevocable waiver executed by all holders of the Series A Voting Preferred Stock, whereby the holders of our Series A Voting Preferred Stock waived their right to elect a majority of our board without a commensurate aggregate beneficial ownership interest in us, the Members as the initial holders of the Series A Voting Preferred Stock, will be entitled to elect a portion of our board of directors in proportion to their voting interest; provided however, that to the extent that the Members’ beneficial ownership would result in their ability to elect a fraction of a seat on our board, they would be permitted to “round-up” to the nearest whole-number the number of directors they could appoint to the board so long as such rounding-up would not otherwise permit the Members to elect a majority of our board. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock which may, or be used to, discourage unsolicited takeover proposals.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and units and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Dividends

The payment of any cash dividend will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. As a holding company without any direct operations, our ability to pay cash dividends to our stockholders may be limited to availability of cash provided to us by Crumbs through a distribution, loan or other transaction. With the exception of distributions to us to satisfy public company expenses which cannot be used for distributions to our stockholders, all distributions by Crumbs to us require a pro rata distribution to the other members of Crumbs pursuant to the terms of the Third Amended and Restated LLC Agreement, regardless of whether such other members of Crumbs hold Common Shares. See “Risk Factors — Risks Related to Crumbs’ Business and Industry.”

The payment of any dividends will be within the discretion of the board of directors at the time such dividend is declared, provided that for so long as any shares of Series A Voting Preferred Stock remain outstanding, the vote of at least a majority of the outstanding shares of Series A Voting Preferred Stock, voting separately as a series, will be necessary for us to declare any dividend or distribution on shares of common stock (other than in connection with a liquidation) in shares of common stock, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the Series A Voting Preferred Stock. In addition, the terms of the Third Amended and Restated LLC Agreement, the Certificate of Designation and the Exchange and Support Agreement require that certain distributions of stock to our holders of common stock be accompanied by an identical distribution by Crumbs to its members holding New Crumbs Class B Exchangeable Units. Furthermore, if we or Crumbs incur any indebtedness following the consummation of the Merger, our ability and/or Crumbs ability, respectively, to declare dividends may be limited by restrictive covenants such party may agree to in connection therewith.

Registration Rights

We entered into a Registration Rights Agreement upon the consummation of the Merger with the Members, 57th Street GAC Holdings LLC (our founding stockholder and initial sponsor), Morgan Joseph TriArtisan LLC acting as representative for underwriter holders (collectively, the “Underwriter Holders”) and certain service providers (the “Expense Holders”) reflecting the following terms and such other terms and conditions reasonably acceptable to the parties to the Business Combination Agreement. Under the terms of the Registration Rights Agreement, (i) the Members are entitled to certain registration rights for any shares of common stock issued or issuable upon the exchange of the New Crumbs Class B Exchangeable Units, (ii) 57th Street GAC Holdings LLC is entitled to certain registration rights for the shares of common stock (“Insider Shares”) it obtained prior to the consummation of our initial public offering, (iii) 57th Street GAC Holdings LLC and the Underwriter Holders are entitled to certain registration for Insider Warrant Exchange Shares, and (iv) Expenses Holders are entitled to certain registration rights for their Expense Shares ((i)-(iv) collectively, the “Registrable Securities”), subject to certain limitations and to transfer restrictions. The Members may issue to 57th Street a written request on up to four occasions that it effect a registration under the Securities Act of all or any portion of the Registrable Securities held by the Members, such requests for registration to be allocated as set forth in the Registration Rights Agreement. A demand notice in respect of a demand registration by the Members may not be delivered prior to November 5, 2011 (six-months following the effective time of the Merger) and the proposed effective date of such registration shall be at least three months from the date of such delivery, unless we permit a shorter notice period. An additional demand may be made on October 1, 2012, and the proposed effective date of such registration shall be at least three months from the date of such delivery, unless we permit a shorter notice period. In addition, the Members have certain shelf registration rights beginning on May 5, 2012 (the first anniversary of the effective time of the Merger) provided the Members, together with the holders of any other securities of 57th Street entitled to inclusion in such registration, propose to register Registrable Securities and such other securities (if any) at an aggregate price to the public of at least $1,000,000. In addition, the Members have unlimited “piggyback” registration rights on registration statements.

Additionally, at any time after the date that is three months prior to the Insider Shares being released from escrow agreement entered into with respect to such Insider Shares in connection with our initial public offering, but before the fifth anniversary of the same, the Insider Shares will be subject to a demand registration right; provided, 57th Street GAC Holdings LLC, together with the holders of any other of our securities entitled to inclusion in such registration, propose to register Registrable Securities and such other securities (if any) at an aggregate price to the public of at least $1,000,000; and provided, further, that 57th Street GAC Holdings LLC shall not have had in excess of 25% of their Registrable Securities included in an effective registration statement. The holders of Insider Shares, Insider Warrant Exchange Shares and the Expense Shares will have “piggyback” registration rights which provide these holders the option to register the resale of Registrable Securities if at any time we file a registration statement under the Securities Act meeting the requirements set forth in the Registration Rights Agreement. Upon our becoming a well-known seasoned issuer, we will be required to promptly register the sale of all of the Registrable Securities under an automatic shelf registration statement (an “ASR”), and to cause such ASR to remain effective thereafter until there are no longer any Registrable Securities registered on such ASR.

Exchange and Support Agreement

Upon consummation of the Merger, we entered into an Exchange and Support Agreement (the “Exchange and Support Agreement”) with Crumbs and the Members. The Exchange and Support Agreement sets forth the conditions and procedures with respect to Members right to exchange their New Crumbs Class B Exchangeable Units for shares of common stock. This Exchange and Support Agreement provides that a Member may exchange such Member’s New Crumbs Class B Exchangeable Units by providing a revocable notice to Crumbs and complying with the exchange procedures and requirements set forth in the Exchange and Support Agreement. New Crumbs Class B Exchangeable Units shall be initially exchangeable for common stock on a one-for-one basis, subject to adjustment for certain organic dilution events and other Fundamental Transactions (as defined below). Contemporaneous with the completion of an exchange of New Crumbs Class B Exchangeable Units, we will automatically redeem a number of shares of Series A Voting Preferred Stock equal to the number of New Crumbs Class B Exchangeable Units being exchanged for divided by the Preferred Stock Voting Multiple, which is initially ten (10). Upon delivery of such common shares to the Crumbs Member (or its designee), Crumbs will cancel such New Crumbs Class B Exchangeable Units exchanged and issue to us New Crumbs Class A Voting Units equal to the number of New Crumbs Class B Exchangeable Units that have been canceled.

The Exchange and Support Agreement provides that we and Crumbs use our commercially reasonable efforts to expeditiously and in good faith provide holders of New Crumbs Class B Exchangeable Units with sufficient notice so that such holders may participate in any take-over bid, merger, consolidation, share exchange offer, third party or issuer tender offer, arrangement or similar transaction or registration statement involving the common stock and, to facilitate participation in any such transaction or registration statement, to adopt reasonable modifications (following good faith consultation with the Members) to the exchange procedures set forth in the Exchange and Support Agreement so that any exercise required in respect thereof shall be effective only upon, and shall be conditional upon, the closing of such transaction or effectiveness of such registration statement.

The Exchange and Support Agreement also provides that we will not (i) acquire, whether by merger, reorganization, consolidation, purchase or otherwise, any business, material assets or securities (other than its own securities) unless, following such transaction, such business, assets or securities are owned by Crumbs or a wholly owned subsidiary of Crumbs, (ii) except as provided by the Third Amended and Restated LLC Agreement, own any assets or securities (other than Crumbs securities and a de minimis amount of cash or other temporary investments or those necessary or incidental to the operation of our business as the public holding company of Crumbs or to our duties contemplated by the Exchange and Support Agreement or the Third Amended and Restated LLC Agreement ) or operate any business (other than the holding of Crumbs securities, acting as an issuer of publicly traded securities or activities incidental thereto), or (iii) issue shares of Series A Voting Preferred Stock of the same class as held by the Members to any person other than the Members or pursuant to the Business Combination Agreement. In the event we undertake any stock split, stock dividend or distribution, subdivision of shares, reverse stock split, stock combination, or reclassification of common shares, then the Exchange and Support Agreement requires the number of shares of Series A Voting Preferred Stock held by any Crumbs Member, the number of New Crumbs Class B Exchangeable Units held by any Crumbs Members, and the number of New Crumbs Class A Voting Units held by us will all be adjusted in the same amount (in percentage terms) as the shares of common stock. In the event we issues any shares of common stock (other than pursuant to the Exchange and Support Agreement), including in respect of options, warrants or other convertible securities, the Exchange and Support Agreement, subject to certain exceptions, requires us to contribute the proceeds of such issuance, exercise or conversion to Crumbs in exchange for a number of New Crumbs Class A Voting Units equal to the number of shares of common stock so issued. Moreover, in the event we issue any securities other than shares of common stock, including convertible debt securities, preferred stock, options, warrants, or other securities exercisable for or convertible into shares of common stock (other than pursuant to the Exchange and Support Agreement), the Exchange and Support Agreement, subject to certain exceptions, requires us to contribute, lend or otherwise the proceeds of such issuance to Crumbs. Further, in the event of our merger, acquisition, reorganization, consolidation, or liquidation involving a payment or distribution of cash, securities or other assets to the holders of common stock or any reclassification or other similar transaction as a result of which the shares of common stock are converted into, among other things, another security (collectively, a “Fundamental Transaction”), the New Crumbs Class B Exchangeable Units shall remain outstanding and the provisions of the Exchange and Support Agreement permit the exchange of New Crumbs Class B Exchangeable Units for the amount of such cash, securities or other assets which an exchanging Crumbs Member would have received had such member made an exchange for common stock immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time. The Exchange and Support Agreement also requires us to reserve from our authorized capital stock at least a number of shares of common stock sufficient to allow for the exchange of New Crumbs Class B Exchangeable Units owned by the Members and those which are included in the Contingency Consideration.

Under the terms of the Exchange and Support Agreement, each Member agreed that it shall not offer, sell or otherwise transfer any shares of common stock issued pursuant to the Exchange and Support Agreement or Series A Voting Preferred Stock issued pursuant to the Business Combination Agreement other than (a) to us or Crumbs; (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act; (c) within the United States in accordance with (i) Rule 144A under the Securities Act to a person who the seller reasonably believes is a “Qualified Institutional Buyer” (as defined therein) that is purchasing for its own account or for the account of another Qualified Institutional Buyer to whom notice is given that the offer, sale, or transfer is being made in reliance on Rule 144A, if available, or (ii) the exemption from registration under the Securities Act provided by Rule 144 , if applicable; (d) in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities; or (e) pursuant to an effective registration statement under the Securities Act and to include legends reflecting such transfer restrictions on their share certificates. We agreed to cooperate to cause such legends to be removed under certain circumstances when they are no longer applicable and to notify our transfer agent when we have reasonably determined that a proposed transfer is exempt from, or not subject to, the registration requirements of the Securities Act. If any shares of common stock are listed on any domestic stock exchange, we are to take all such actions as may be necessary to ensure that the shares of common stock issuable under the Exchange and Support Agreement will be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which such shares are then listed.

Tax Receivable Agreement

Upon consummation of the Merger, we entered into a Tax Receivable Agreement with the Members. The payment of the merger consideration other than the New Crumbs Class B Exchangeable Units was a taxable exchange. In addition, the Members may (subject to the terms of the Exchange and Support Agreement) exchange their New Crumbs Class B Exchangeable Units for shares of common stock on a one-for-one basis, which exchanges will also be taxable exchanges. Crumbs intends to make an election under Section 754 of the Code effective for each taxable year in which a taxable exchange of New Crumbs Class B Exchangeable Units occurs, which may result in an adjustment to the tax basis of the assets of Crumbs at the time of any such taxable exchange. As a result of both this initial purchase and these subsequent exchanges, we, as the “corporate taxpayer”, will become entitled to a proportionate share of the existing tax basis of the assets of Crumbs. All such taxable exchanges are expected to result in increases in the tax basis of the assets of Crumbs that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that we, the corporate taxpayer, would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

The Members entered into a Tax Receivable Agreement with us, as the corporate taxpayer, that provides for the payment from time to time by us, as the corporate taxpayer, to the existing Members of (i) 50% of the benefits that we are deemed to realize as a result of payment of the Merger consideration other than the New Crumbs Class B Exchangeable Units, (ii) 75% of the benefits, if any, that we are deemed to realize as a result of certain future exchanges of New Crumbs Class B Exchangeable Units for shares of common stock, and (iii) certain other amounts attributable to tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the Tax Receivable Agreement. These payment obligations are our obligations, as the corporate taxpayer, and not of Crumbs. For purposes of the Tax Receivable Agreement, the benefit deemed realized by us, as the corporate taxpayer, will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the amount of such taxes that we, as the corporate taxpayer, would have been required to pay had there been no increase to the tax basis of the assets of Crumbs as a result of the taxable exchanges and had we, as the corporate taxpayer, not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we, as the corporate taxpayer, exercise our right to terminate the Tax Receivable Agreement for an amount based on the agreed payments remaining to be made under the agreement or we breach any of our material obligations under the Tax Receivable Agreement in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•	the timing of exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Crumbs at the time of each exchange;

•	the price of shares of common stock at the time of the exchange — the increase in any tax deductions, as well as the tax basis increase in other assets, of Crumbs is directly proportional to the price of shares of the common stock at the time of the exchange;

•	the extent to which such exchanges are taxable — if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of the corporate taxpayer’s income — the corporate taxpayer will be required to pay up to 75% of the deemed benefits as and when deemed realized. If the corporate taxpayer does not have taxable income, the corporate taxpayer generally is not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement

It is expected that the payments that we, as the corporate taxpayer, may make under the Tax Receivable Agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the Members’ continued ownership of our common stock.

The effects of the Tax Receivable Agreement on our consolidated balance sheet are as follows:

•	we will record an increase of $9,179,000 million in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets based on enacted federal and state tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance;

•	we will record up to 75% of the estimated realizable tax benefit resulting from the increase in the tax basis as noted above and certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreements as an approximately $4,589,500 accounts payable to related parties pursuant to the Tax Receivable Agreement; and

•	we will record an increase to additional paid-in capital in an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to related parties under the Tax Receivable Agreement.

The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes in any of these estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

In addition, the Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations with respect to exchanged New Crumbs Class B Exchangeable Units (whether exchanged before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) the corporate taxpayer could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if the corporate taxpayer elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, the corporate taxpayer’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of the corporate taxpayer’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. In certain circumstances, the corporate taxpayer may defer its payments under the Tax Receivable Agreement but only to the extent the corporate taxpayer does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement. Such deferred payments would accrue interest at a rate of LIBOR plus 500 basis points.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the corporate taxpayer will determine. Although we are not aware of any issue that would cause the IRS to challenge the corporate taxpayer’s expected tax reporting positions, the corporate taxpayer will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Third Amended and Restated LLC Agreement

We are currently a holding company and our sole material asset is a controlling interest in Crumbs, the entity surviving the Merger. As such, we entered into the Third Amended and Restated LLC Agreement of Crumbs with Crumbs and the Members to govern the management and business of Crumbs following the Merger. The Third Amended and Restated LLC Agreement provides for two classes of interests — New Crumbs Class B Exchangeable Units and New Crumbs Class A Voting Units, which are unitized so that each New Crumbs Class B Exchangeable Unit and New Crumbs Class A Voting Units has equivalent economic value, other than as specified in the Third Amended and Restated LLC Agreement.

Under the terms of the Third Amended and Restated LLC Agreement, holders of New Crumbs Class A Voting Units possess all voting rights in Crumbs on ordinary matters. A two thirds vote of the New Crumbs Class A Voting Units voting as a class are required prior to Crumbs taking or permitting any of the following actions:

•	any issuance of additional New Crumbs Class A Voting Units or New Crumbs Class B Exchangeable Units other than as required pursuant to the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the establishment and/or issuance of new classes of units, other equity securities in Crumbs or other of its securities, other than certain issuances required pursuant to the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the dissolution, liquidation or winding up of Crumbs or the commencement of a voluntary proceeding seeking reorganization or other similar relief;

•	a reincorporation, merger, consolidation, conversion or sale of all or substantially all the assets of Crumbs or similar action (other than where the successor remains an affiliate of us and the holders of New Crumbs Class A Voting Units are not adversely affected as a class and receive equity securities in the successor substantially identical in their rights as the New Class A Voting Units);

•	the withdrawal or resignation of a Member other than pursuant to a permitted transfer; and

•	the amendment, supplement, waiver or modification of the Third Amended and Restated LLC Agreement or Crumbs’ Certificate of Formation in a manner that disproportionately and adversely impacts the New Crumbs Class A Exchangeable Units.

Under the terms of the Third Amended and Restated LLC Agreement, the voting rights of the New Crumbs Class B Exchangeable Units are limited to the matters described below and those matters required by Delaware law. A two thirds vote of the New Crumbs Class B Exchangeable Units voting as a class are required prior to Crumbs taking or permitting any of the following actions:

•	any issuance of additional New Crumbs Class A Voting Units or New Crumbs Class B Exchangeable Units other than as required pursuant to the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the establishment and/or issuance of new classes of units, other equity securities in Crumbs or other of our securities, other than certain issuances required pursuant to the Third Amended and Restated LLC Agreement, the Business Combination Agreement and/or the Exchange and Support Agreement;

•	the dissolution, liquidation or winding up of Crumbs or the commencement of a voluntary proceeding seeking reorganization or other similar relief;

•	a reincorporation, merger, consolidation, conversion or sale of all or substantially all the assets of Crumbs or similar action (other than where the successor remains an affiliate of us and the holders of New Crumbs Class B Exchangeable Units are not adversely affected as a class and receive equity securities in the successor substantially identical in their rights as the New Class B Exchangeable Units);

•	the withdrawal or resignation of a Member other than pursuant to a permitted transfer;

•	the amendment, supplement, waiver or modification of the Third Amended and Restated LLC Agreement or Crumbs’ certificate formation in a manner that disproportionately and adversely impacts the New Crumbs Class B Exchangeable Units; and

•	the direct transfer or pledge of units, equity securities or other membership interests in Crumbs by us, subject to certain exception described above.

Each holder of interests has a capital account, which is subject to customary adjustment, including increases by the amount of any contributions or allocations of income or gain and decreases by the amount of any distributions or allocations of loss or deduction. The capital account of each of the Members that is attributable to the non-transferred former Class B interests will be retained by each such Member. Net income (or net loss) will be allocated to the holders of the New Crumbs Class A Voting Units (to include 57th Street) and New Crumbs Class B Exchangeable Units, pro rata with respect to the number of the New Crumbs Class A Voting Units (to include 57th Street) and the New Crumbs Class B Exchangeable Unit, subject to any required regulatory and related curative allocations. Allocations of taxable items of income will follow book allocations of such items, subject to Section 704(c) of the Internal Revenue Code. The Third Amended and Restated LLC Agreement provides that distributions to holders of New Crumbs Class A Voting Units and the New Crumbs

Class B Exchangeable Units will be made at the discretion of the board of managers of Crumbs and will be pro rata with respect to the number of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units, except as required pursuant to the “Public Company Expense” provisions described below. Crumbs will endeavor to make distributions to holders of its New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units in an amount necessary to cover their tax obligations (including quarterly estimated taxes) attributable to their allocable share of Crumbs income, with respect to any pre- and post-closing fiscal year, subject to availability of free cash, debt service obligations, and other legal restrictions. If other distributions made with respect to such fiscal year are not at least equal to such amount, Crumbs will (to the extent so permitted), make sufficient distributions to provide holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units (and, in the case of holders which are pass-through entities for tax purposes, their members, partners or equity holders) with an amount equal to taxes (including quarterly estimated taxes) applicable to their respective allocable income at the highest rate applicable to any individual resident of New York City, subject to availability of free cash, debt service obligations, and other legal restrictions. The necessity of a tax distribution will be based on cumulative distributions made by Crumbs with respect to any fiscal year. Although the amount of the tax distribution is based on the highest rate applicable to any holder of a New Crumbs Class A Voting Units Class A Voting Unit or New Crumbs Class B Exchangeable Unit (or its flow-through members or partners), the same tax distribution per unit will be made to all holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units, except with respect to any fiscal year prior to the completion of the Merger whereby only the holders of New Crumbs Class B Exchangeable Units will be entitled to such tax distribution.

The Third Amended and Restated LLC Agreement permits the board of managers of Crumbs to authorize cash distributions solely to 57th Street without pro rata distributions to the other Members in amounts required for 57th Street to pay the following expenses related to its existence as the public holding company of Crumbs (referred to as “Public Company Expenses”):

•	overhead, legal, accounting and other professional fees and expenses, including cost of periodic reports to the Class A Holder’s security holders, any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings, involving 57th Street;

•	salary, bonus, and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of 57th Street;

•	any director compensation and/or fees or expenses payable to directors related to their attendance at each regular or special meeting of the board of directors of 57th Street;

•	any costs or expenses related to obtaining directors and officers insurance or any other insurance reasonably required by of 57th Street as determined by its board of directors;

•	fees and expenses related to any public offering or private placement of debt securities or equity securities, investment or acquisition (whether or not successful) authorized by the board of directors of 57th Street;

•	franchise taxes and other fees and expenses in connection with the maintenance of existence of the of 57th Street (including, but not limited to, any costs or expenses associated with being a public company listed on a national securities exchange);

•	any payment the proceeds of which are used to purchase or redeem equity securities of 57th Street in accordance with the terms of the Exchange and Support Agreement and the Third Amended and Restated LLC Agreement; and

•	any other liability, other than with respect to income tax obligations of the of 57th Street, that the board of managers of Crumbs acting in good faith reasonably believes is required to allow of 57th Street to operate in the ordinary course or is otherwise required to prevent the insolvency of the 57th Street;

provided, however, that the amount of any such distributions will be reduced, to the extent practicable, by the amount of unused cash remaining from any prior such distributions, including any interest earned thereon, and no excess cash that results from such distributions may be used by 57th Street to make a distribution to its equity holders other than amounts related to certain purchases or redemptions of its equity securities pursuant to the Exchange and Support Agreement.

The Third Amended and Restated LLC Agreement requires us to maintain a reserve consisting of all cash and cash equivalents received with respect to tax distributions that are not used for its operating expenses and requires us to keep Crumbs reasonably apprised of the amount of such reserves. At the request of the board of managers of Crumbs, we are required to provide all or a portion of such reserved funds to Crumbs in any of the following transactions requested by the board of managers: (i) by making a loan to Crumbs bearing interest at the applicable federal rate in effect as of the date of such loan and on such other terms and conditions reasonably requested by the board of managers of Crumbs acting in good faith, (ii) by making a capital contribution to Crumbs, or (iii) by entering into such other transaction reasonably acceptable to us and the board of managers of Crumbs. Any such loan shall provide that Crumbs may prepay any balances owed thereunder in order to provide us with funds sufficient to satisfy its obligations with respect to Public Company Expenses.

The Third Amended and Restated LLC Agreement further provides that, in the event of any merger, acquisition, reorganization, consolidation of Crumbs Holdings LLC in which Crumbs is a party, involving a payment or distribution of cash, securities or other assets to any member of Crumbs, the consideration received by Crumbs or by any direct or indirect holders of equity interests in Crumbs (including us) in such transaction, net of bona fide expenses of Crumbs, will be distributed pro rata with respect to the number of New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units at the time of such distribution. Withholding and other taxes paid or payable by Crumbs in respect of the income of or distributions to a member of Crumbs will be repaid to Crumbs by such member, or Crumbs may offset amounts otherwise due to such member by the amount of such withholding taxes paid. No distributions will be permitted under the Third Amended and Restated LLC Agreement to the extent they would violate applicable law, result in default or violation of any financing agreement or if there is insufficient cash. Members of Crumbs will not be permitted to receive advances from Crumbs against their respective capital accounts or future distributions, other than in such amounts and at such times as determined by Crumbs as necessary to provide holders (and, in the case of holders which are pass-through entities for tax purposes, their members, partners or equityholders) with sufficient funds to pay applicable taxes.

The Third Amended and Restated LLC Agreement provides that no member of Crumbs will be obligated to make any contributions after the Closing Date (as defined in the Business Combination Agreement) other than us with respect to our support obligations related to the Exchange and Support Agreement. No member of Crumbs will be permitted to withdraw from Crumbs without the consent of holders of a majority of each class of interests outstanding and no such member may be involuntarily removed as a member.

Under the Third Amended and Restated LLC Agreement, we have the right to appoint the Crumbs board of managers, which shall be the same persons who comprise our board of directors immediately following the closing. A member of the board of Crumbs will have substantially the same fiduciary duties of a director of a corporation under Delaware law. Meetings of the board of managers of Crumbs may be called by the Chief Executive Officer of Crumbs, the Chairman or by a majority of such board or a member of such board in certain circumstances. The Chief Executive Officer of Crumbs will be the same as our Chief Executive Officer and the other officers of Crumbs will be appointed by the CEO of Crumbs.

The Third Amended and Restated LLC Agreement contains the following exculpation and indemnification provisions. Neither the board members of Crumbs, any officer shall have any liability to Crumbs or any Member of Crumbs for any actions taken or omitted to be taken with respect to Crumbs including a breach of fiduciary duty by such director or officer, as applicable, except for liability (i) for any breach of the board member’s or officer’s duty of loyalty to Crumbs or its members, (ii) for acts or omissions not in good faith or which involve fraud, intentional misconduct or a knowing violation of law including theft, larceny, embezzlement, misappropriation or similar crimes, or (iii) for any transaction from which the board member or officer derived an improper personal benefit. Crumbs will indemnify and hold harmless 57th Street and any of its officers or directors, (ii) each member (other than 57th Street), any affiliate of such member and any officer, director, shareholder, partner, member, employee, or agent of such member or any of its affiliate (other than

57th Street), or (iii) any board member or officer of Crumbs or its subsidiaries to the fullest extent permitted by applicable law against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such person in connection with any proceeding, appeal, inquiry or investigation, if person acted in good faith, except where such person is judicially determined in a final nonappealable order to have acted in bad faith, to have breached its duty of loyalty to Crumbs and the Members, to have committed fraud or to be guilty of a felony or a misdemeanor involving theft, larceny, embezzlement, misappropriation or similar crimes or to have otherwise engaged in intentional misconduct or a knowing violation of law. Subject to a customary reimbursement undertaking, Crumbs will advance expenses to any indemnified person, to be repaid on a final, nonappealable judgment that such person is not entitled to indemnification. Indemnification payments will be limited to the amount of Crumbs assets.

The Third Amended and Restated LLC Agreement also sets forth that the Third Amended and Restated LLC Agreement may not be amended without the consent of the holders of New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units voting as a single class (it is intended that the threshold for such consent is a two thirds of such units). However, any amendment which disproportionately and adversely impacts any member of Crumbs must be approved by such member and any amendment which disproportionately and adversely impacts any class of interests must be approved by the holders of such class of interests (it is intended that the threshold for such approval is two thirds).

We will consolidate the financial results of Crumbs and its subsidiaries, and the ownership interest of the Members in Crumbs will be reflected as a non-controlling interest in our consolidated financial statements.

As a partnership for U.S. federal income tax purposes, Crumbs is not subject to federal or state income taxes, with the exception of certain limited liability company fees, business entity and composite taxes imposed by certain states. Rather, each member of Crumbs is required to report separately on its income tax return its distributive share of Crumbs’ net long-term capital gain or loss, net short term capital gain or loss, and net ordinary income and deductions and credits, in each case, in accordance with the allocations set forth in the Third Amended and Restated LLC Agreement.

Listing of Securities

Our common stock, warrants and units are listed on the Nasdaq Capital Market under the symbols “CRMB”, “CRMBW” and “CRMBU”, respectively.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND LIMITATION OF LIABILITY

Our Certificate of Incorporation, as amended, provides for indemnification of our officers and directors to the fullest extent permitted by Delaware law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Ellenoff, Grossman & Schole LLP, New York, New York. Ellenoff Grossman & Schole LLP owns 41,500 shares of our common stock, which were issued by us upon the consummation of the Merger for certain services performed.

EXPERTS

The financial statements of Crumbs incorporated by reference in this registration statement have been audited by Rothstein Kass & Company, P.C., independent registered public accounting firm, to the extent and for the periods set forth in their reports.

The financial statements of 57th Street General Acquisition Corp. incorporated by reference in this registration statement have been audited by Rothstein Kass & Company, P.C., independent registered public accounting firm, to the extent and for the periods set forth in their reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the common stock covered by this prospectus is sold (other than information in documents that is deemed not to be filed):

•	Our annual report on Form 10-K for the year ended December 31, 2010;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011;

•	Our current reports on Form 8-K dated January 1, 2011, January 31, 2011, February 22, 2011, March 18, 2011, April 7, 2011, May 6, 2011, May 11, 2011, May 23, 2011, May 25, 2011, June 9, 2011, and June 29, 2011, respectively;

•	Registration statement on Form 8-A filed on June 28, 2011 pursuant to Section 12(b) of the Securities Act; and

•	all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

57th Street General Acquisition Corp.
Attn: Ronda S. Kase, Secretary
145 Main Street
Preston, MD 21655
(410) 673-1220

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash	$477,708	$685,022
Trade receivables	291,394	248,061
Inventories	305,930	240,965
Prepaid rent	452,823	386,718
Deferred financing costs	977,412	215,302
Other current assets	162,451	81,631

Total current assets	2,667,718	1,857,699

Property and equipment, net	9,403,934	8,784,505

Other Assets
Intangible assets, net	410,462	429,238
Deposits	269,224	276,513
Other	40,102	35,951

Total other assets	719,788	741,702

	$12,791,440	$11,383,906

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,621,981	$2,615,481
Payroll liabilities	326,616	141,337
Sales tax payable	71,273	47,580
Gift cards and certificates outstanding	112,319	120,002

Total current liabilities	4,132,189	2,924,400
Long-term liabilities
Deferred rent	1,995,174	1,863,243
Members’ equity	6,664,077	6,596,263

	$12,791,440	$11,383,906

See accompanying notes to consolidated interim financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2011	2010

Net sales	$9,718,604	$7,124,468
Cost of sales	4,059,835	2,889,269

Gross profit	5,658,769	4,235,199

Operating expenses
Selling expenses	393,480	257,448
Staff expenses	2,883,430	1,948,250
Occupancy expenses	1,622,141	1,106,221
General and administrative	361,517	273,198
Depreciation and amortization	329,794	200,397

	5,590,362	3,785,514

Income from operations	68,407	449,685

Other income (expense)
Interest and other income	200	20
Abandoned lease projects	600	(8,486)

	800	(8,466)

Net income	$69,207	$441,219

See accompanying notes to consolidated interim financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2011	2010

Cash flows from operating activities
Net income	$69,207	$441,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	329,794	200,397
Abandoned lease projects	(600)	8,486
Changes in operating assets and liabilities:
Trade receivables	(43,333)	15,655
Inventories	(64,965)	(61,776)
Prepaid rent	(66,105)	38,550
Other current assets	(80,820)	16,815
Deposits	7,289	(36,200)
Accounts payable, trade and accrued expenses	244,390	(177,607)
Payroll liabilities	185,279	100,875
Sales tax payable	23,693	(8,529)
Gift cards and certificates outstanding	(7,683)	2,202
Deferred rent	131,931	90,043

Net cash provided by operating activities	728,077	630,130

Cash flows from investing activities
Purchases of property and equipment	(915,203)	(432,210)
Proceeds from sales of property and equipment	—	133,333
Purchases of intangible assets	(13,785)	(6,975)
Purchases of other assets	(5,010)	—

Net cash used in investing activities	(933,998)	(305,852)

Net cash used in financing activities
Capital distributions	(1,393)	(9,573)

Net increase (decrease) in cash	(207,314)	314,705
Cash, beginning of period	685,022	838,528

Cash, end of period	$477,708	$1,153,233

Supplemental disclosure of non-cash financing activities
Merger costs financed through accounts payable	$762,110	$—

See accompanying notes to consolidated interim financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.	Nature of business and summary of significant accounting policies

Nature of Business

Crumbs Holdings LLC (the “Company” or “Crumbs”) is a Delaware limited liability company formed in March 2008 for the purpose of establishing new ownership interests in the business operating under the trade name “Crumbs Bake Shop,” a New York-based baked goods shop opened in 2003. Prior to the formation of the Company, the brand Crumbs Bake Shop was being operated by seven individual corporations under the control of common ownership. On March 5, 2008, these corporations contributed assets to limited liability companies. The corporations were then merged into Crumbs, Inc. Thereafter, Crumbs, Inc. contributed its membership interests in the limited liability companies to the Company in exchange for Class A membership units.

The Company specializes in the sale of comfort-oriented and elegant baked goods, with more than 150 varieties of goods baked fresh daily, but is specifically known for its line of gourmet cupcakes. Other items sold include beverages and logoed merchandise. Sales are primarily conducted through retail locations in New York, California, Connecticut, New Jersey, Virginia and Washington D.C., while a small percentage of baked goods sales stem from wholesale distribution and catering sales to several New York metropolitan area vendors. The Company also commenced its e-commerce business in early 2009 enabling nationwide cupcake sales.

The Company was the sole member of 49 limited liability companies, all operating under the trade name “Crumbs Bake Shop,” as of March 31, 2011. A new limited liability company is formed for each retail location and business, and as of March 31, 2011, 34 retail locations, the wholesale business, e-commerce and catering business were in operation.

Unaudited Interim Financial Information

The condensed consolidated interim financial information as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited and has been prepared on the same basis as the audited condensed consolidated financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 2011 and 2010 are not necessarily indicative of results that may be expected for the year ending December 31, 2011. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in 57th Street General Acquisition Corporation’s (“57th Street”) Third Amended and Restated Offer to Purchase, dated April 18, 2011 (as amended and supplemented on each of April 21, 2011, April 25, 2011, April 26, 2011, April 27, 2011 and May 5, 2011), filed with the Securities and Exchange Commission (the “SEC”).

Basis of Presentation

The condensed consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying condensed consolidated interim financial statements include the accounts of the Company and all of its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Trade Receivables

The Company carries its trade receivables at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. There was no balance in the allowance for doubtful accounts as of March 31, 2011 and 2010.

Deferred Financing Costs

The Company has capitalized fees incurred with the Merger (see note 11). These fees will be accounted for as a reduction of equity as of the merger effective date.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. The Company provides for depreciation as follows:

Estimated
Asset	Useful Life	Principal Method

Leasehold Improvements	Term of lease	Straight-line
Machinery and Equipment	3-10 years	Straight-line

Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and the difference between the carrying amount and any proceeds realized on the sale is charged or credited to operations. Expenditures for repairs and maintenance are charged to operations as incurred.

Intangible Assets

Intangible assets are amortized over their respective estimated useful lives to their estimated residual values.

Long-Lived Assets

When facts and circumstances indicate that the carrying values of long-lived assets may not be recoverable, the Company evaluates long-lived assets for impairment. The Company first compares the carrying value of the asset to the asset’s estimated future cash flows (undiscounted). If the estimated future cash flows are less than the carrying value of the asset, the Company calculates an impairment loss based on the asset’s estimated fair value. The fair value of the assets is estimated using a discounted cash flow model based on future store revenues and operating costs, using internal projections. Property and equipment assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Cash flows for retail assets are identified at the individual store level. Long-lived assets to be disposed of are reported at the lower of their carrying amount, or fair value less estimated costs to sell.

Sales Tax

The Company charges sales tax to its customers and records the liability on a state by state basis. No amounts have been included in the income statement.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity; therefore no federal or state income taxes are incurred, with the exception of limited liability company fees, business entity and composite

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

taxes imposed by certain states. The pro-rata income of the Company is allocated to each member, combined with other income and expenses of the members and included on their respective income tax returns.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending partners’ capital. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2011 and 2010. However, the Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the three months ended March 31, 2011 and 2010.

The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states. Generally, the Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal or U.S. states authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal and U.S. state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Revenue Recognition

Revenue is recognized when payment is tendered at the point of sale. Revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities.

Revenues from our gift cards and certificates are recognized when tendered for payment, or upon redemption. Outstanding customer balances are included in gift cards and certificates on the condensed consolidated balance sheets. There are no expiration dates on our gift cards and certificates, and we do not charge any service fees that cause a reduction to customer balances.

While we will continue to honor all gift cards and certificates presented for payment, management may determine the likelihood of redemption to be remote for certain cards due to, among other things, long periods of inactivity. In these circumstances, if management also determines there is no requirement for remitting balances to government agencies under state escheatment laws, card balances may then be recognized in the condensed consolidated statements of operations.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash in banks and accounts receivable. The carrying amounts for cash and cash equivalents and accounts receivable approximate fair value due to the short term nature of the instruments.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Concentrations

Cupcake sales comprise approximately 77% of the Company’s gross operating revenue for the three months ended March 31, 2011 and 2010.

Off-balance Sheet Risk and Concentrations of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company’s wholesale customers, to whom the majority of the receivables relate, are concentrated in the food service and amusement industries in the New York metropolitan area, but management does not believe significant credit risk exists at March 31, 2011 and 2010.

The Company maintains cash and cash equivalents at two financial institutions. The accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per financial institution. In addition, the FDIC enacted temporary unlimited coverage for noninterest-bearing transaction accounts, effective December 31, 2010. The Company’s uninsured bank balances totaled $240,020 and $870,165 at March 31, 2011 and 2010, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Marketing, Public Relations and Promotion Costs

Marketing, public relations and sales promotion costs are expensed as incurred. Such costs totaled $207,278 and $135,330, respectively for the three months ended March 31, 2011 and 2010.

Shipping and Handling Costs

Shipping and handling costs related to the e-commerce business segment are expensed as incurred and included in the cost of sales. Total expense for the three months ended March 31, 2011 and 2010 were $116,441 and $73,965, respectively.

Deferred Rent

The Company leases retail stores and office space under operating leases. Most lease agreements contain tenant improvement allowances, rent holidays, lease premiums, rent escalation clauses and/or contingent rent provisions. For purposes of recognizing incentives, premiums and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation for its intended use.

For tenant improvement allowances and rent holidays, the Company records a deferred rent liability in other long-term liabilities on the condensed consolidated balance sheets and amortizes the deferred rent over the terms of the leases as reductions to rent expense on the condensed consolidated statements of operations.

For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases on the condensed consolidated statements of operations.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Deposits

Deposits consist primarily of security deposits made in connection with operating lease agreements for the rental of retail and office space and utility deposits made for gas and electric services at several retail locations. According to the terms of certain lease agreements, a few security deposits are kept in separate bank accounts by the respective landlords and earn interest at various rates, while also being subject to administrative fees. Most utility deposits are eligible for refund after 3 years of consecutive, timely bill payments.

2.	Inventories

Inventories are valued at the lower of cost or market, with cost being determined using the average cost method. At March 31, 2011, inventories consist of the following:

2011

Packaging	$110,469
E-Commerce packaging	127,272
Merchandise	56,900
Store supplies	11,289

Total Inventory	$305,930

Packaging inventory consists of labels, boxes, bags and gel packs for packaging and shipping baked goods, while merchandise inventory consists of logoed hats, t-shirts and aprons primarily used as employee uniforms, and mugs, books and plastic tiers for sale in the retail stores. Store supplies consist of paper goods, decorating materials, and other miscellaneous supplies purchased in bulk and consumed in daily operations.

3.	Property and equipment

At March 31, 2011 property and equipment are comprised of the following:

Cost

Leasehold Improvements	$8,642,192
Machinery and Equipment	2,046,727
Construction in Progress	557,742

Total cost of property and equipment	11,246,661
Less accumulated depreciation	(1,842,727)

Totals	$9,403,934

Construction in progress relates to leasehold improvements to retail stores yet to begin operating.

Depreciation expense was $296,374 and $171,434 for the three months ended March 31, 2011 and 2010, respectively.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

4.	Intangible assets

At March 31, 2011 intangible assets are comprised of the following:

		Accumulated
	Cost	Amortization	Net

Branding Costs	$452,688	$(195,050)	$257,638
Website Design	247,974	(95,150)	152,824

Totals	$700,662	$(290,200)	$410,462

Amortization expense was $33,420 and $28,963 for the three months ended March 31, 2011 and 2010 respectively.

5.	Commitments

The Company leases buildings from which it conducts retail, wholesale and administrative operations and is obligated under various noncancelable leases through 2025 with options to renew a majority of the leases for a period of up to 10 years. In addition to base rent, the Company is responsible for insurance, common area maintenance charges, property taxes and utilities at the majority of the properties.

For scheduled escalating provisions or for rental payments commencing on a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over terms of the leases on the condensed consolidated statements of operations.

Certain leases have been guaranteed by members of the Company.

Rent expense under these operating leases was $1,173,314 and $857,846 for the three months ended March 31, 2011 and 2010, respectively.

6.	Letters of credit

In lieu of security deposits required pursuant to the terms of several operating leases, the Company has chosen to obtain letters of credit issued by one financial institution, where such substitution is allowed by the landlords. As of March 31, 2011 and 2010, issued and unused letters of credit totaled $569,425 and $529,425, respectively. A base loan was issued to the Company in connection with the letters of credit in the form of a $575,000 revolving line of credit, with a variable rate based on the Wall Street Journal Prime Rate. Letters of credit amounting to $539,425 and $499,425 were reserved under this line of credit as of March 31, 2011 and 2010, respectively, and therefore cannot exceed $575,000. The line of credit is guaranteed by one of the Company’s members. The remaining $30,000 letter of credit at the second institution is secured by a certificate of deposit. No amounts were outstanding at March 31, 2011 and 2010.

7.	Officers’ life insurance

The company purchased life insurance policies for two officers of the company. Crumbs Holdings LLC is the primary beneficiary of the policies. The face amount of the policies is $10,000,000.

8.	Major suppliers

The Company receives 100% of its baked goods from four vendors, one located in California, New York, Virginia and Illinois, respectively, who supply the retail locations in their surrounding areas. To mitigate the risk of this arrangement, the Company purchased business income insurance coverage. Should the suppliers experience loss or damage to their facilities due to a covered peril, insurance will cover up to $10,000,000.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

9.	Related party

During the three months ending March 31, 2011 and 2010, the Company leased building space for seven of its retail locations as a sub-lease from Crumbs, Inc., a member of the Company. The Company pays the original unrelated lessor directly at the original term of the agreements. Two of these sub-leases were terminated during 2010.

For the three months ended March 31, 2011 and 2010, the Company paid approximately $4,330 and $10,754, respectively, in accounting fees to an accounting firm in which the Chief Financial Officer is a part owner. Additionally, for the three months ended March 31, 2011 and 2010, the Company paid approximately $4,850 and $3,785, respectively, in rent to a landlord that is partially owned by the Company’s Chief Financial Officer.

10.	Members’ equity

Prior to the Merger (See Note 11), the authorized capital of the Company consisted of 652,174 units, of which (i) 300,000 units were designated as Class A units, (ii) 315,385 units were designated as Class B units and (iii) 36,789 units were designated as Class C units. Each class was equal with respect to rights, preferences, and privileges. However, in the event of liquidation or a Liquidating Event as defined in the Company’s Amended and Restated Limited Liability Company Agreement, after payment of all of the Company’s liabilities had been made in accordance with the Amended and Restated Limited Liability Company Agreement, all remaining assets of the Company would be distributed (1) first, 100% to EHL Holdings (or its permitted transferee(s)) in an amount equal to $7,000,000 (or an amount less if a portion of this had previously been paid; (2) second, 100% to EHL Holdings (or its permitted transferee(s)) and the Class A members (or their respective permitted transferee(s)) pro rata in accordance with their respective number of Units in an amount equal to $6,000,000 that had not been previously paid; (3) third, 100% to John Ireland in an amount equal to $153,846 that had not been previously paid and (4) fourth, 100% to the members in accordance with their respective number of Units.

As of March 31, 2011 and 2010, the Company had 300,000 Class A units and 315,385 Class B units outstanding. The Company has not issued any Class C units.

On September 30, 2008, The Company adopted the 2008 Amended and Restated Employee Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company’s board of directors had the power and authority to cause the Company to grant any Class C units. The Company had the ability to grant a total of 35,870 Class C units under the Incentive Plan.

11.	Subsequent events

On January 9, 2011, 57th Street, 57th Street Merger Sub LLC (“Merger Sub”), Crumbs Holdings LLC, all the members of Crumbs Holdings LLC immediately prior to the consummation of the Merger (as described below) (individually, a “Member” or, collectively, the “Members”), and the representatives of Crumbs Holdings LLC and the Members, entered into a Business Combination Agreement, amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (the “Business Combination Agreement”) pursuant to which 57th Street acquired Crumbs Holdings LLC. Pursuant to the terms of the Business Combination Agreement, among other things, Merger Sub merged with and into Crumbs Holdings LLC with Crumbs Holdings LLC surviving as a non-wholly owned subsidiary of 57th Street (the “Merger”) in exchange for consideration in the form of cash, newly issued preferred stock, and newly issued exchangeable units. The Merger was consummated on May 5, 2011. Management has concluded that Crumbs is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The entity surviving the Merger kept the Crumbs name. 57th Street intends to change its name to Crumbs Bake Shop, Inc. in the near future.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Pursuant to the Business Combination Agreement, upon consummation of the Merger, Crumbs amended and restated its limited liability company operating agreement to replace the various classes of its existing membership interests with two new classes of membership interests:

•	a new class A voting membership interests (the “New Crumbs Class A Voting Units”); and

•	a new class B exchangeable membership interests (the “New Crumbs Class B Exchangeable Units”).

Upon consummation of the Merger, the Company issued to the Members an aggregate of 4,541,394 New Crumbs Class B Exchangeable Units, which have limited voting rights. The New Crumbs Class B Exchangeable Units are exchangeable for shares of 57th Street’s common stock on a one for one basis (subject to certain adjustments related to organic dilution) at the request from time to time of any holder of such units pursuant to the terms of an Exchange and Support Agreement (“Exchange and Support Agreement”) between the Members, 57th Street, and the Company.

Upon consummation of the Merger, the Company issued to 57th Street 4,494,491 New Crumbs Class A Voting Units. Holders of New Crumbs Class A Voting Units possess all voting rights in the Company on ordinary matters. 57th Street is the sole holder of New Crumbs Class A Voting Units. In the event Members exchange their New Crumbs Class B Exchangeable Units for the common stock of 57th Street, 57th Street will be issued New Crumbs Class A Voting Units equal to the number of New Crumbs Class B Exchangeable Units being exchanged pursuant to the Exchange and Support Agreement.

The aggregate amount of cash consideration paid pursuant to the Business Combination Agreement was $22,086,060. Additionally, the Members were issued 4,541,394 of New Crumbs Class B Exchangeable Units and 454,139.4 Series A Voting Preferred Stock of 57th Street (the “Series A Preferred Voting Stock”). Upon exchange of the New Crumbs Class B Exchangeable Units in accordance with the Exchange and Support Agreement, shares of 57th Street common stock will be issued at the current ratio of 1:1 (subject to certain adjustments related to organic dilution), and concurrently, a proportionate amount of shares of Series A Voting Preferred Stock will be automatically redeemed and cancelled at the current ratio of 1:10, subject to the availability of lawful funds, for its par value of $0.0001 per share and become authorized but unissued preferred stock. Except in connection with the exchange of the New Crumbs Class B Exchangeable Units, the 57th Street Series A Voting Preferred Stock will not be redeemable. Except as provided in the Exchange and Support Agreement and the Business Combination Agreement, the holders of 57th Street Series A Voting Preferred Stock will have no other conversion, preemptive or other subscription rights with respect to the 57th Street Series A Voting Preferred Stock and there are no sinking fund provisions applicable to the Series A Voting Preferred Stock.

57th Street General Acquisition Corp.

6,097,694 Shares of Common Stock

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

          , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee*	$979.23
Accounting fees and expenses	$25,000.00
Legal fees and expenses	$50,000.00
Miscellaneous	$4,020.77

Total expenses	$80,000.00

*	A fee for the common stock underlying the 5,456,300 warrants was previously paid in connection with our initial public offering. See Explanatory Note following cover page of this Registration Statement on Form S-3. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.	Indemnification of Directors and Officers

Our Second Amended and Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our Second Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned in New York County, New York on July 8, 2011.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Jason Bauer
Jason Bauer
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Bauer or John D. Ireland, or either of them, acting individually (with full power to each of them to act alone), as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edwin H. Lewis Edwin H. Lewis	Chairman of the Board	July 8, 2011

/s/ Jason Bauer Jason Bauer	President and Chief Executive Officer (Principal Executive Officer) and Director	July 8, 2011

/s/ John D. Ireland John D. Ireland	Executive Vice President-Finance, Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer	July 8, 2011

/s/ Mark D. Klein Mark D. Klein	Director	July 8, 2011

/s/ Frederick G. Kraegel Frederick G. Kraegel	Director	July 8, 2011

/s/ Leonard A. Potter Leonard A. Potter	Director	July 8, 2011

Signature	Title	Date

/s/ Julian R. Geiger Julian R. Geiger	Director	July 8, 2011

/s/ Jeffrey D. Roseman Jeffrey D. Roseman	Director	July 8, 2011

/s/ Andrew J. Moger Andrew J. Moger	Director	July 8, 2011

EXHIBIT INDEX

2.1	Business Combination Agreement, by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the members of Crumbs Holdings LLC, and the representatives of Crumbs Holdings LLC and its members dated as of January 9, 2011 (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by the Registrant on January 10, 2011).
2.2	Amendment to Business Combination Agreement, by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the members of Crumbs Holdings LLC, and the representatives of Crumbs Holdings LLC and its members dated as of February 18, 2011 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on February 22, 2011).
2.3	Amendment No. 2 to Business Combination Agreement, by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the members of Crumbs Holdings LLC, and the representatives of Crumbs Holdings LLC and its members dated as of March 17, 2011 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2011).
2.4	Amendment No. 3 to Business Combination Agreement, by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the members of Crumbs Holdings LLC, and the representatives of Crumbs Holdings LLC and its members dated as of April 7, 2011 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on April 7, 2011).
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the Commission on May 25, 2010).
3.2	Bylaws (incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the Commission on April 28, 2010).
3.3	Certificate of Designation of Series A Voting Preferred Stock (incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2011).
4.1	Specimen Unit Certificate (incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the Commission on April 28, 2010).
4.2	Specimen Common Stock Certificate (incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the Commission on April 28, 2010).
4.3	Specimen Warrant Certificate (incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the Commission on April 28, 2010).
4.4	Specimen Series A Voting Preferred Stock Certificate (incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2011).
4.5	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the Commission on May 25, 2010).
5.1	Opinion of Ellenoff Grossman & Schole LLP.
23.1	Consent of Rothstein, Kass & Company, P.C. to incorporation by reference of financial statements.
23.2	Consent of Rothstein, Kass & Company, P.C. to incorporation by reference of financial statements.
23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).